SECURITIES AND EXCHANGE COMMISSION
                            Washington, D. C.  20549


                                   FORM U-3A-2


                                File No.  69-373


                 Statement by Holding Company Claiming Exemption
                      Under Rule U-3A-2 from the Provisions
                of the Public Utility Holding Company Act of 1935


                      To be filed annually prior to March 1


                                LG&E ENERGY CORP.
                                (Name of Company)

hereby files with the Securities and Exchange Commission, pursuant to Rule 2, its statement claiming exemption as a holding company from the provisions of the Public Utility Holding Company Act of 1935. In support of such claim for exemption the following information is submitted:

1. Name, State of organization, location and nature of business of claimant and every subsidiary thereof, other than any exempt wholesale generator
   (EWG) or foreign utility company in which claimant directly or indirectly holds an interest.

LG&E Energy Corp. (Company) is a public utility holding company which is incorporated in the Commonwealth of Kentucky and located in Louisville, Kentucky. The Company was formed in 1989 to acquire or hold stock of other corporations providing energy related services. The company has three first-tier subsidiaries: Louisville Gas and Electric Company (LG&E), LG&E Energy Systems Inc. (Energy Systems), and LG&E Gas Systems Inc. (Gas Systems). The Company is also the sole member of LG&E Energy Foundation Inc., a Kentucky non-profit corporation. The Company became the holding company of LG&E pursuant to a mandatory share exchange effective August 17, 1990. (Reference is made to the Company's Annual Report on Form 10-K for the year ended December 31, 1995, to be available after March 31, 1996, and hereby incorporated by reference, for additional information concerning the business of the Company.)

Louisville Gas and Electric Company

LG&E is the only subsidiary of the Company that is a public utility company under the Public Utility Holding Company Act of 1935 (the Act). LG&E's conduct and rates in Kentucky are regulated by the Public Service Commission of Kentucky. LG&E is incorporated in the Commonwealth of Kentucky and has its principal executive offices in Louisville, Kentucky. LG&E's principal busi-nesses are the generation, transmission, distribution and sale of electric energy and the transmission, distribution and sale of natural gas in the Louisville metropolitan area. (Reference is made to LG&E's annual report on Form 10-K for the year ended December 31, 1995, to be available after March 31, 1996, and hereby incorporated by reference, for additional information concern-ing the business of LG&E.)

LG&E Energy Systems Inc.

Energy Systems was incorporated in 1991 in the Commonwealth of Kentucky and has its principal executive offices in Louisville, Kentucky. Energy Systems indirectly owns all electric power-related non-utility business activities of LG&E Energy Corp. Energy Systems has six wholly-owned first-tier subsidiaries:
LG&E Power Inc. (LPI); LG&E International Inc. (LII); LNGCG Inc.; LNGCL Inc; Enertech Inc. and LG&E Home Services Inc.

LG&E Power Inc.

LPI was incorporated in Delaware in 1986 and its principal executive offices are located in Louisville, Kentucky. LPI, through its subsidiaries, is engaged in the development, design, construction, operation and ownership of electric plants and cogeneration facilities in the United States and in foreign coun-tries, and the marketing of electric power. All of the power plants and cogeneration facilities in which LPI or its subsidiaries maintain an ownership interest are either qualifying facilities under the Public Utility Regulatory Policies Act, or exempt wholesale generators (EWGs) or foreign utility compa-nies (FUCOs) under the Public Utility Holding Company Act of 1935.

The name, state of organization, location and nature of business for the direct and indirect corporate subsidiaries of LPI are as follows (a key to the nature-of-business and location codes follows the list):

                                      State of               Nature
Name of                               Organ-    Loca-        of Busi-
Company                               ization   tion         ness

LG&E Power Engineers
   and Constructors Inc.              CA        (A)          (A)
 LG&E Power Constructors, Inc.        CA        (A)          (B)
 Ultraclean Incorporated              CA        (A)          (C)
LG&E Power Operating
 Services Inc.                        CA        (A)          (D)
LG&E Power Operations Inc.            CA        (A)          (E)
 HD/WS Corporation
    (70% ownership interest)          CA        (A)          (F)
 LG&E Power 5 Incorporated            CA        (A)          (G)
 LG&E Power 6 Incorporated            CA        (A)          (G)
 LG&E Power 11 Incorporated           CA        (A)          (G)
 LG&E Southampton Incorporated        CA        (A)          (G)
 LG&E Power 12 Incorporated           CA        (A)          (G)
 LG&E Altavista Incorporated          CA        (A)          (G)
 LG&E Power 13 Incorporated           CA        (A)          (G)
 LG&E Hopewell Incorporated           CA        (A)          (G)
 LG&E Power 14 Incorporated           CA        (A)          (C)
 LG&E Power 15 Incorporated (50%)     CA        (A)          (G)
 LG&E Power 16 Incorporated           CA        (A)          (G)
 LG&E Power Roanoke Incorporated      CA        (A)          (G)
 LG&E Power 18 Incorporated           CA        (A)          (H)
 LG&E Erie Power
   Partners Incorporated              CA        (A)          (G)
 LG&E Power 21 Incorporated           CA        (A)          (G)
 LG&E Power 21 Wind Incorporated      CA        (A)          (G)
 LG&E Power 22 Incorporated           CA        (A)          (H)
 LG&E Power 25 Incorporated           DE        (A)          (G)
 LG&E Power 26 Incorporated           DE        (A)          (G)
 LG&E Power 29 Incorporated           CA        (A)          (G)
 LG&E Power 31 Incorporated           CA        (A)          (G)
 LG&E Power 31 Wind Incorporated      CA        (A)          (G)
Ultrasystems Construction Co., Inc.   CA        (A)          (I)
LG&E Power Development Inc.           CA        (B)          (J)
 LG&E Power Marketing Inc.            CA        (B)          (K)(G)
   LG&E Power 15 Incorporated (50%)   CA        (A)          (G)
American Power Incorporated           CA        (A)          (H)

Key to LPI nature-of-business codes:
A) Engineering and project management
B) Construction
C) Inactive
D) Power facilities management and operation
E) Power project ownership, management and development
F) Holding company for ash disposal activities (inactive)
G) Owner of investment in power facility/facilities
H) Owner of investment in power facility/facilities (inactive)
I) Construction (inactive)
J) Power project development
K) Power marketing and brokering

Key to LPI location codes:
A) Costa Mesa, CA.
B) Fairfax, VA.

LG&E International Inc.

LG&E International Inc. (LII), incorporated in 1993, is a Delaware corporation with its principal executive offices located in Louisville, Kentucky. LII was formed to own and manage the Company's international business activities.

The name, state or country of organization, location and nature of business for the direct subsidiaries of LII are as follows (a key to the nature-of-business codes follows the list):

                                      State or
                                      Coun-
                                      try of                 Nature
Name of                               Organ-    Loca-        of Busi-
Company                               ization   tion         ness

LG&E Mendoza Services Inc.            Cayman    Cayman       (A)
                                      Islands   Islands

LG&E Power Venezuela I, Inc.          Cayman    Cayman       (A)
                                      Islands   Islands

LG&E Power Argentina I, Inc.          DE        Fairfax,     (B)
                                                VA

LG&E Power Spain Inc.                 DE        Fairfax,     (B)
                                                VA

Key to LII nature-of-business codes:
A) Owner of investment in power facility/facilities (inactive)
B) Owner of investment in power facility/facilities (active)

LNGCG Inc./LNGCL Inc.

LNGCG Inc. (LNGCG) and LNGCL Inc. (LNGCL) are Delaware corporations incorporat-ed in 1992 with principal executive offices located in Wilmington, Delaware.

LNGCG and LNGCL are the general and limited partners, respectively, of each of LG&E Gas Marketing, L.P. and LG&E Gas Marketing II, L.P. (Partnerships). In 1992, the Partnerships acquired an approximate aggregate 36.5% ownership interest in Natural Gas Clearinghouse, a Colorado general partnership (NGC), with its principal executive offices located in Houston, Texas. At that time, NGC was engaged primarily in the marketing of natural gas products. The Partnerships sold their interests in NGC in January 1994.

Enertech Inc.

Enertech Inc. (Enertech) was incorporated in December 1995 in Kentucky and has its principal executive offices in Louisville, Kentucky. Enertech plans to offer engineering, energy management and consulting services, and to develop and implement efficient uses of electro-technologies.

LG&E Home Services Inc.

LG&E Home Services Inc. (Home Services) was incorporated in January 1996 and has its principal executive offices in Louisville, Kentucky. Home Services will provide home appliance repair services to customers in the Louisville, Kentucky, metropolitan area.

LG&E Gas Systems Inc.

Gas Systems was incorporated in January 1995 in Delaware and has its principal executive offices in Louisville, Kentucky. Gas Systems is a holding company for all of the Company's non-utility gas marketing, gathering, processing, storage and transportation activities. Gas Systems has one wholly-owned first-tier subsidiary, LG&E Natural Inc. (LG&E Natural) (formerly known as Hadson Corporation).

LG&E Natural Inc.

LG&E Natural was incorporated in 1980 in Delaware and has its principal
executive offices in Dallas, Texas.   LG&E Natural, through its subsidiaries,
is involved in the marketing, gathering, processing, storage and transportation of natural gas and natural gas liquids. LG&E Natural has fourteen wholly-owned first-tier subsidiaries.

The name, state or country of organization, location and nature of business for the subsidiaries of LG&E Natural, all of which are wholly-owned, are as follows (a key to the nature-of business codes follows the list):

                                      State or
                                      Coun-
                                      try of                 Nature
Name of                               Organ-    Loca-        of Busi-
Company                               ization   tion         ness

HD Energy Corporation                 DE        Dallas, TX   (D)
 NuHPI, Inc.                          DE        Dallas, TX   (D)
   Ultrapower Biomass
    Fuel Corporation                  CA        Dallas, TX   (D)
   Hadson Power Live
    Oak Incorporated                  CA        Dallas, TX   (D)
 Ultrafuels Incorporated              CA        Dallas, TX   (D)
 Ultrafuels 1 Incorporated            CA        Dallas, TX   (D)
Hadson Ecuador, Inc.                  OK        Dallas, TX   (D)
Hadson Financial Corporation          DE        Dallas, TX   (E)
Hadson Gas Co.                        DE        Dallas, TX   (G)
Hadson Gas Gathering and Processing   NM        Dallas, TX   (C)
Hadson Gas Marketing Co.              DE        Dallas, TX   (A)
Hadson Gas Systems, Inc.              OK        Dallas, TX   (A)
Hadson Gas Transmission Co.           DE        Dallas, TX   (F)
 Hadson Industrial Sales Co.          DE        Dallas, TX   (F)
Llano, Inc.                           NM        Dallas, TX   (B)
NMESCO Fuels, Inc.                    NM        Dallas, TX   (A)
Ultrasystems Small Power,
 Incorporated                         CA        Dallas, TX   (D)
   Ultrasystems Small Power 1,
    Incorporated                      CA        Dallas, TX   (D)
Western Natural Gas &
 Transmission Corp.                   CO        Dallas, TX   (A)
Hadson Fuels, Inc.                    OK        Dallas, TX   (D)
 Triple T Services, Inc.              OK        Dallas, TX   (D)
Hadson Canada, Inc.                   Canada    Dallas, TX   (A)

Key to Hadson nature-of-business codes:
A) Gas marketing entity
B) Gas transmission entity
C) Gas gathering, processing and marketing entity
D) Inactive
E) Provides management services
F) Owner of investment in joint venture that either gathers or transports and markets gas
G) Owner of investment in Power-Tex joint venture which transports and markets natural gas

2. A brief description of the properties of claimant and each of its subsid-iary public utility companies used for the generation, transmission, and distribution of electric energy for sale, or for the production, transmis-sion, and distribution of natural or manufactured gas, indicating the location of principal generating plants, transmission lines, producing fields, gas manufacturing plants, and electric and gas distribution facili-ties, including all such properties which are outside the State in which claimant and its subsidiaries are organized and all transmission or pipe-lines which deliver or receive electric energy or gas at the borders of such State.

The Company is not a "public utility company" as that term is defined in the Act and does not own any properties used for the generation, transmission and distribution of electric energy for sale, or for the production, transmission and distribution of natural or manufactured gas. None of the Company's subsidiaries, other than LG&E, is a public utility company.

At December 31, 1995, LG&E owned and operated the following electric generating stations, all of which are located in Kentucky:

                                      Year in  Capability
                                      Service      Rating

Steam Stations:
Mill Creek - Kosmosdale, KY
 Unit 1                                  1972     303,000
 Unit 2                                  1974     301,000
 Unit 3                                  1978     386,000
 Unit 4                                  1982     480,000
  Total Mill Creek                              1,470,000

Cane Run - Louisville, KY
 Unit 4                                  1962     155,000
 Unit 5                                  1966     168,000
 Unit 6                                  1969     240,000
  Total Cane Run                                  563,000

Trimble County - Bedford, KY
 Unit 1                                  1990 (1) 371,000

Combustion Turbine Generators
 (peaking capability):
  Zorn                                   1969      16,000
  Paddy's Run                            1968      43,000
  Cane Run                               1968      16,000
  Waterside                              1964      33,000
   Total combustion turbine generators            108,000

 Total capability rating                        2,512,000


1) Amount shown represents LG&E's 75 percent interest in the unit. In February 1991, LG&E completed a sale to the Illinois Municipal Electric Agency (IMEA) of a 12.12% (approximately 60 megawatts) undivided interest in the unit. In February 1993, LG&E sold 12.88% (approximately 64 megawatts) of its interest in the unit to the Indiana Municipal Power Agency (IMPA). LG&E is responsible for operation of the unit and is reimbursed by IMEA and IMPA for expenditures related to the unit based on each of IMEA's and IMPA's proportionate share of ownership interest.

LG&E's Ohio Falls Station, an 80 Mw hydroelectric generating station located in Louisville, is operated under license issued by the Federal Energy Regulatory Commission.

At December 31, 1995, LG&E's electric transmission system included 19 substa-tions with a total capacity of approximately 10,130,897 Kva and approximately 568 structure miles of lines. The electric distribution system included 82 substations with a total capacity of approximately 3,193,127 Kva, 3,507 structure miles of overhead lines, 233 miles of underground conduit, and 5,380 miles of underground conductors. All of these facilities are located in Kentucky. LG&E's electric transmission system also includes approximately 83 structure miles of high voltage transmission lines in Indiana, providing transmission service between points within the LG&E system and between LG&E and neighboring utilities, and two substations with a capacity of 896,000 Kva located in Indiana.

LG&E's gas transmission system includes 177 miles of transmission mains, and the gas distribution system includes 3,466 miles of distribution mains, all of which are located in Louisville and surrounding counties in Kentucky.

LG&E operates five underground gas storage facilities with a current working gas capacity of approximately 14.6 million Mcf. Four of these facilities are located entirely within Kentucky and the fifth facility extends under the Ohio River between Kentucky and Indiana.

3. The following information for the last calendar year with respect to claimant and each of its subsidiary public utility companies:

a) Number of KWH of electric energy sold (at retail or wholesale), and MCF of natural or manufactured gas distributed at retail.

                                      Company            LG&E

   KWH                                   None  12,466,603,038
   MCF                                   None      53,980,265

b) Number of KWH of electric energy and MCF of natural or manufactured gas distributed at retail outside the State in which each such company is organized.

                                      Company            LG&E

   KWH                                   None            None
   MCF                                   None            None

c) Number of KWH of electric energy and MCF of natural or manufactured gas sold at wholesale outside the State in which each such company is orga-nized, or at the State line.

                                      Company            LG&E

   KWH                                   None   1,393,572,000
   MCF                                   None            None


d) Number of KWH of electric energy and MCF of natural or manufactured gas purchased outside the State in which each such company is organized or at the State line.

                                      Company            LG&E

   KWH                                   None     324,208,000
   MCF                                   None            None

Attached as Exhibit A are the consolidating balance sheets as of December 31, 1995, and consolidating income statements and consolidating statements of retained earnings for the twelve months ended December 31, 1995, for LG&E Energy Corp. and its subsidiaries. These statements exclude those subsidiaries that do not have any assets or liabilities.

4. The following information for the reporting period with respect to claimant and each interest it holds directly or indirectly in an EWG or a foreign utility company, stating monetary amounts in United States dollars:

a) Name, location, business address and description of the facilities used by the EWG or foreign utility company for the generation, transmission and distribution of electric energy for sale or for the distribution at retail of natural or manufactured gas.

1. LG&E Power Generation, L.P. - LG&E Power Generation, L.P. (Power Genera-tion) is a California limited partnership with its principal executive offices located at 12500 Fair Lakes Circle, Fairfax, Virginia 22023. Power Generation received EWG status on October 18, 1993. Power Generation is inactive and currently does not use any facilities for the generation, transmission and distribution of electric energy for sale or for the distribution at retail of natural or manufactured gas. Power Generation is scheduled to be voluntarily dissolved sometime in 1996.

2. LG&E Power Marketing Inc. - LG&E Power Marketing Inc. (Power Marketing) is a California corporation with its principal executive offices located at 12500 Fair Lakes Circle, Fairfax, Virginia 22023. Power Marketing received EWG status on April 19, 1994. Power Marketing owns a 50% interest in LG&E Power 15 Incorporated, which is a 50% owner of LG&E-Westmoreland Rens-selaer, a general partnership which owns a 79 megawatt gas-fired combined cycle qualifying cogeneration facility located in Rensselaer, New York (Rensselaer), at 39 Riverside Avenue, Rensselaer, New York 12144. Power Marketing therefore owns a 25% interest in Rensselaer. Rensselaer, which received qualifying facility status in 1991 and was recertified in 1993, sells power exclusively at wholesale to Niagara Mohawk Power Corporation under a long-term power purchase agreement executed in December 1987. Rensselaer obtained EWG status on March 2, 1995 (see below). Power Market-ing is engaged directly and exclusively in the business of owning a part of Rensselaer, and selling at wholesale electric energy provided by Rensselaer and other sources not owned by Power Marketing.

3. Westmoreland-LG&E Partners - Westmoreland-LG&E Partners (WLP) is a Virginia general partnership with its principal executive offices located at Highway 158 and Railroad Street, Weldon, North Carolina 27890. WLP received EWG status on August 16, 1993. WLP owns two power generation facilities:
   Roanoke Valley I (ROVA I) and Roanoke Valley II (ROVA II). ROVA I is a pulverized coal-fired cogeneration facility, consisting of a boiler and extraction/condensing steam turbine generator with a net power production capacity of approximately 165 MW in the summer and 167 MW in the winter, and a transmission line of less than 100 yards in length. ROVA I is located in Weldon Township, near Roanoke Rapids, North Carolina, at the address listed above. ROVA II is located adjacent to ROVA I, and is also a pulverized coal-fired cogeneration facility, consisting of a boiler and extraction/condensing steam turbine generator with a net power production capacity of approximately 44 MW in the summer and 45 MW in the winter. WLP is engaged directly and exclusively in the business of owning or operating, or both owning and operating, all or part of the ROVA I and ROVA II facili-ties and selling electricity at wholesale to Virginia Electric and Power Company (operating as North Carolina Power), and thermal energy to a steam host adjacent to the facilities. ROVA I was a qualifying facility under the Public Utility Regulatory Policies Act (PURPA) prior to 1995 but ROVA II is a qualifying facility and WLP intends to maintain such status for ROVA II. WLP terminated its QF status for ROVA I in January 1995.

4. LG&E-Westmoreland Rensselaer - LG&E-Westmoreland Rensselaer (Rensselaer) is a California general partnership with its principal executive offices located at 39 Riverside Avenue, Rensselaer, New York 12144. Rensselaer received EWG status on March 2, 1995. Rensselaer owns a gas-fired combined cycle qualifying cogeneration facility located in Rensselaer, New York which consists of a combustion turbine generator, heat recovery steam generator, and extraction/condensing steam turbine generator with a net power production capacity of approximately 79 MW, and a transmission line of approximately six miles in length. Rensselaer is engaged directly and exclusively in the business of owning or operating, or both owning and operating, all or part of the facility and selling electricity at wholesale to Niagara Mohawk Power Corporation, and thermal energy to a steam host adjacent to the facility. The facility is also a qualifying facility under the Public Utility Regulatory Policies Act (PURPA).

5. LG&E-Westmoreland Altavista - LG&E-Westmoreland Altavista (Altavista) is a California general partnership with its principal executive offices located at Route 1, 104 Wood Lane, Altavista, Virginia 24517-1450. Altavista received EWG status on March 2, 1995. Altavista owns a primarily coal-fired qualifying cogeneration facility located in Altavista, Virginia which consists of a boiler and extraction/condensing steam turbine generator with a net power production capacity of approximately 62.7 MW, and a transmis-sion line of less than 100 yards in length. Altavista is engaged directly and exclusively in the business of owning or operating, or both owning and operating, all or part of the facility and selling electricity at wholesale to Virginia Electric and Power Company, and thermal energy to a steam host adjacent to the facility. The facility is also a qualifying facility under PURPA.

6. LG&E-Westmoreland Hopewell - LG&E-Westmoreland Hopewell (Hopewell) is a California general partnership with its principal executive offices located at 107 Terminal Street, Hopewell, Virginia 23860-7813. Hopewell received EWG status on March 2, 1995. Hopewell owns a primarily coal-fired qualify-ing cogeneration facility located in Hopewell, Virginia which consists of a boiler and extraction/condensing steam turbine generator with a net power production capacity of approximately 62.7 MW, and a transmission line of less than 100 yards in length. Hopewell is engaged directly and exclusively in the business of owning or operating, or both owning and operating, all or part of the facility and selling electricity at wholesale to Virginia Electric and Power Company, and thermal energy to a steam host adjacent to the facility. The facility is also a qualifying facility under PURPA.

7. LG&E-Westmoreland Southampton - LG&E-Westmoreland Southampton (Southampton) is a California general partnership with its principal executive offices located at 30134 General Thomas Hwy., Franklin, Virginia 23851. Southampton received EWG status on March 2, 1995. Southampton owns a primarily coal-fired qualifying cogeneration facility located in Franklin, Virginia which consists of a boiler and extraction/condensing steam turbine generator with a net power production capacity of approximately 62.7 MW, and a transmis-sion line of less than 100 yards in length. Southampton is engaged directly and exclusively in the business of owning or operating, or both owning and operating, all or part of the facility and selling electricity at wholesale to Virginia Electric and Power Company, and thermal energy to a steam host adjacent to the facility. The facility is also a qualifying facility under PURPA.

8. KW Tarifa, S.A. - KW Tarifa, S.A. (Tarifa) is a Spanish sociedad anomina with its principal executive offices at Raimundo Fernandez Villaverde, No. 65, Madrid, Spain. Tarifa filed its Form U-57 with the Securities and Exchange Commission (SEC) to claim foreign utility company (FUCO) status on July 10, 1995. Tarifa's sole purpose is to own and operate a 30 MW wind-plant facility in Tarifa, Spain. The facility is an electrical generating facility which uses wind as the power source. The facility interconnects with the transmission facilities of Compania Seveillana de Electricidad, a regional generation and distribution company.

9. Central Termica San Miguel de Tucuman, S.A. - Central Termica San Miguel de Tucuman, S.A. (San Miguel) is an Argentinean sociedad anomina with its principal executive offices at Reconquesta, 1001, Buenos Aires, Argentina. San Miguel filed its Form U-57 with the SEC to claim FUCO status on March 3, 1995. San Miguel's sole purpose is to own and operate a 115 MW simple cycle natural gas combustion turbine and associated electrical and natural gas interconnection equipment located in Tucuman Province, Argentina. The facility interconnects with the national transmission grid at a substation located on an adjacent parcel of land.

10.  LG&E Power Operating Services Inc. - LG&E Power Operating Services Inc.
     (LPOS) is a California corporation with its principal executive offices located at 12500 Fair Lakes Circle, Suite 350, Fairfax, Virginia 22033. LPOS received EWG status on October 12, 1995. LPOS is engaged, either directly or through a PUHCA Section 2(a)(11)(B) affiliate, solely in the business of operating Eligible Facilities, as defined in the Energy Policy Act of 1992, pursuant to facility operating agreements, including the facilities set forth below.

    Project                                 Electricity Purchaser

    LG&E-Westmoreland Rensselaer            Niagara Mohawk Power Corp.
    Westmoreland-LG&E Partners - ROVA I     Virginia Electric & Power
    Westmoreland-LG&E Partners - ROVA II    Virginia Electric & Power
    LG&E-Westmoreland Southampton           Virginia Electric & Power
    LG&E-Westmoreland Hopewell              Virginia Electric & Power
    LG&E-Westmoreland Altavista             Virginia Electric & Power

    All of the electric energy generated by the Eligible Facilities is sold at wholesale within the United States, and no retail sales of electricity have been or will be made from such facilities.

b) Name of each system company that holds an interest in such EWG or foreign utility company; and description of the interest held.

1. Power Generation - Power Generation is a California limited partnership, the general partner of which is LG&E Power 23 Incorporated (Power 23), a California corporation, and the limited partner of which is LG&E Power Generation Limited Inc. (Generation Limited), a California corporation. The general and limited partners are wholly-owned subsidiaries of LG&E Power Operations Inc. (Power Operations), a California corporation that is a wholly owned subsidiary of LPI. Due to the inactive nature of Power Generation, Power 23 and Generation Limited have been dissolved, and Power Generation is scheduled to be voluntarily dissolved in 1996.

2. Power Marketing - Power Marketing is a direct wholly-owned subsidiary of LG&E Power Development Inc., a California corporation, which is a direct wholly-owned subsidiary of LPI.

3. Westmoreland-LG&E Partners - Westmoreland-LG&E Partners is a Virginia general partnership which is 50% owned by LG&E Roanoke Valley L.P. (Roanoke Valley), a California limited partnership. The general partner of Roanoke Valley is LG&E Power 16 Incorporated (Power 16), a California corporation. The limited partner of Roanoke Valley is LG&E Power Roanoke Incorporated (Power Roanoke), a California corporation. Both Power 16 and Power Roanoke are direct wholly-owned subsidiaries of Power Operations, which is a direct wholly-owned subsidiary of LPI.

4. Rensselaer - Rensselaer is a California general partnership, the general partners of which are LG&E Power 15 Incorporated (Power 15) and West-moreland Rensselaer L.P., each of which is a 50% general partner. Power 15 is 50% owned by Power Marketing and 50% owned by Power Operations. Westmoreland Rensselaer L.P. is an affiliate of Westmoreland Energy, Inc.

5. Altavista - Altavista is a California general partnership, the general partners of which are LG&E Power 12 Incorporated (Power 12), LG&E Altavista
    L.P. and Westpower-Altavista L.P.   Power 12 is a 45% general partner, LG&E
    Altavista L.P. is a 25% general partner, and Westpower-Altavista L.P. is a 30% general partner of Altavista. Power 12 is a direct wholly-owned subsidiary of Power Operations. LG&E Altavista Incorporated, a direct wholly-owned subsidiary of Power Operations, is a 20% general partner of LG&E Altavista L.P., and Fourfold Cogeneration Corporation, an affiliate of Chrysler Financial Corp. is an 80% limited partner of LG&E Altavista L.P. Westpower-Altavista L.P. is an affiliate of Westmoreland Energy, Inc.

6. Hopewell - Hopewell is a California general partnership, the general partners of which are LG&E Power 13 Incorporated (Power 13), LG&E Hopewell
    L.P. and Westpower-Hopewell L.P.   Power 13 is a 45% general partner, LG&E
    Hopewell L.P. is a 25% general partner, and Westpower-Hopewell L.P. is a 30% general partner of Hopewell. Power 13 is a direct wholly-owned subsidiary of Power Operations. LG&E Hopewell Incorporated, a direct wholly-owned subsidiary of Power Operations, is a 20% general partner of LG&E Hopewell L.P., and Fourfold Cogeneration Corporation, an affiliate of Chrysler Financial Corp. is an 80% limited partner of LG&E Hopewell L.P. Westpower-Hopewell L.P. is an affiliate of Westmoreland Energy, Inc.

7. Southampton - Southampton is a California general partnership, the general partners of which are LG&E Power 11 Incorporated (Power 11), LG&E Southamp-
    ton L.P. and Westpower-Franklin L.P.   Power 11 is a 45% general partner,
    LG&E Southampton L.P. is a 25% general partner, and Westpower-Franklin L.P. is a 30% general partner of Southampton. Power 11 is a direct, wholly-owned subsidiary of Power Operations. LG&E Southampton Incorporated, a direct, wholly-owned subsidiary of Power Operations, is a 20% general partner of LG&E Southampton L.P., and Fourfold Cogeneration Corporation, an affiliate of Chrysler Financial Corp. is an 80% limited partner of LG&E Southampton L.P. Westpower-Franklin L.P. is an affiliate of Westmoreland Energy, Inc.

8. Tarifa - Tarifa is a Spanish sociedad anomina. LG&E Power Spain Inc. (Power Spain) owns 44% of the shares of Tarifa. Kenetech International Limited, a Delaware corporation and wholly-owned subsidiary of KENETECH Corporation, owns 4% of Tarifa's outstanding shares. Torreal S.A., a Spanish sociedad anomina, owns 22.5% of Tarifa's outstanding shares, and Inversiones Europa-Ineuropa, a Spanish sociedad anomina, also owns 22.5% of Tarifa. Nuienerg, S.A., a Spanish sociedad anomina, owns 7% of the shares of Tarifa. Power Spain is a direct, wholly-owned subsidiary of LG&E International Inc., which is a direct, wholly-owned subsidiary of Energy Systems.

9.  Central Termica San Miguel de Tucuman, S.A. -   San Miguel is an Argentine-
    an sociedad anomina whose shares are one-third owned by each of (i) Sideco Americana, S.A., an Argentinean sociedad anomina, (ii) COE Development Corporation, a wholly-owned subsidiary of Charter Oak Energy, Inc., and
    (iii) LG&E Power Argentina I, Inc. (Power Argentina). Power Argentina is a direct, wholly-owned subsidiary of LG&E International Inc., which is a direct, wholly-owned subsidiary of Energy Systems.

10. LPOS - LPOS is a California corporation and a direct, wholly-owned subsidiary of LPI.

An organizational chart showing the ownership of each EWG and the relationship of each EWG to the associate companies and the holding company system is included as Exhibit C hereto.

c) Type and amount of capital invested, directly or indirectly, by the holding company claiming exemption; any direct or indirect guarantee of the security of the EWG or foreign utility company by the holding company claiming exemption; and any debt or other financial obligation for which there is recourse, directly or indirectly, to the holding company claiming exemption or another system company, other than the EWG or foreign utility company.

1.  Power Generation - Initial capitalization of $1,000.

2.  Power Marketing - Paid-in capital of $2,695,000.

3. Westmoreland-LG&E Partners - Paid-in capital (net of distributions re-ceived) of $20,455,000.

    In connection with the financing of various power projects, Energy Systems and LPI provide equity funding commitments and guarantee the construction and performance of the projects. Ascertainable equity funding commitments were immaterial at December 31, 1995. Contingent construction and project performance guarantees totaled approximately $12.3 million at December 31, 1995.

    Westmoreland Energy, Inc. (WEI) is a partner along with LPI in six cogen-eration projects. Under an agreement signed on April 15, 1993, Energy Systems guaranteed (in exchange for fees and other consideration) the equity funding commitment of WEI in connection with the Roanoke Valley I, Roanoke Valley II and Rensselaer projects. In connection with that guarantee, WEI agreed to reimburse Energy Systems in the event it were ever required to perform thereunder, and WEI pledged certain of its assets to Energy Systems to secure that reimbursement obligation. Equity commitments for these projects were funded in late 1994 and 1995. There are no outstanding commitments resulting from Energy Systems' guarantee commit-ment, and the parties have agreed to terminate the WEI reimbursement obligation and related security interests.

    At December 31, 1995, Energy Systems had lines of credit in place totaling $200 million, for which it pays commitment or facility fees. $47 million of these lines were used at December 31, 1995. The credit lines are scheduled to expire at various points in time from 1996 through 2000. Management expects to renegotiate these lines when they expire.

    The lenders under the credit facilities for Energy Systems are entitled to the benefits of a Support Agreement with LG&E Energy Corp. The Support Agreement states, in substance, that LG&E Energy Corp. will provide Energy Systems with the necessary funds and financial support to meet its obliga-tions under the credit facilities.

4.  Rensselaer - Paid-in capital (net of distributions received) of $8,675,000.

    In connection with the financing of various power projects, Energy Systems and LPI provide equity funding commitments and guarantee the construction and performance of the projects. Ascertainable equity funding commitments were immaterial at December 31, 1995. Contingent construction and project performance guarantees totaled approximately $12.3 million at December 31, 1995.

    Westmoreland Energy, Inc. (WEI) is a partner along with LPI in six cogen-eration projects. Under an agreement signed on April 15, 1993, Energy Systems guaranteed (in exchange for fees and other consideration) the equity funding commitment of WEI in connection with the Roanoke Valley I, Roanoke Valley II and Rensselaer projects. In connection with that guarantee, WEI agreed to reimburse Energy Systems in the event it were ever required to perform thereunder, and WEI pledged certain of its assets to Energy Systems to secure that reimbursement obligation. Equity commitments for these projects were funded in late 1994 and 1995. There are no outstanding commitments resulting from Energy Systems' guarantee commit-ment, and the parties have agreed to terminate the WEI reimbursement obligation and related security interests.

    At December 31, 1995, Energy Systems had lines of credit in place totaling $200 million, for which it pays commitment or facility fees. $47 million of these lines were used at December 31, 1995. The credit lines are scheduled to expire at various points in time from 1996 through 2000. Management expects to renegotiate these lines when they expire.

    The lenders under the credit facilities for Energy Systems are entitled to the benefits of a Support Agreement with LG&E Energy Corp. The Support Agreement states, in substance, that LG&E Energy Corp. will provide Energy Systems with the necessary funds and financial support to meet its obliga-tions under the credit facilities.

5.  Altavista - Paid-in capital (net of distributions received) of $1,880,000.

6.  Hopewell - Paid-in capital (net of distributions received) of $1,760,000.

7. Southampton - Paid-in capital (net of distributions received) of $9,535,000.

8.  Tarifa - Paid-in capital of $4,500,000.

9.  San Miguel - Paid-in capital of $18,289,000.

10.  LPOS - Initialization capitalization of $2,000.

d) Capitalization and earnings of the EWG or foreign utility company during the reporting period.

1.  Power Generation

    Initial capitalization of $1,000; no earnings.

2.  Power Marketing

    The following sets forth Power Marketing's capitalization and earnings:

    Capitalization                $2,383,000
    Earnings (loss)                  (71,000)

3.  Westmoreland-LG&E Partners

    The following sets forth capitalization and earnings related to the 50% ownership of WLP attributable to Roanoke Valley:

    Capitalization               $28,248,000
    Earnings                       6,655,000

4.  Rensselaer

    The following sets forth capitalization and earnings related to the 50% ownership of Rensselaer attributable to Power 15:

    Capitalization               $10,580,000
    Earnings                       1,402,000

5.  Altavista

    The following sets forth capitalization and earnings related to the 50% ownership of Altavista attributable to Power 12 and LG&E Altavista Incorpo-rated:

    Capitalization               $11,010,000
    Earnings                       2,744,000

6.  Hopewell

    The following sets forth capitalization and earnings related to the 50% ownership of Hopewell attributable to Power 13 and LG&E Hopewell Incorpo-rated:

    Capitalization               $10,074,000
    Earnings                       2,682,000

7.  Southampton

    The following sets forth capitalization and earnings related to the 50% ownership of Southampton attributable to Power 11 and LG&E Southampton
    Incorporated:

    Capitalization               $13,310,000
    Earnings                       1,260,000

8.  Tarifa

    The following sets forth capitalization and earnings related to the 45% ownership of Tarifa attributable to Power Spain:

    Capitalization                $3,924,000
    Earnings (loss)                 (576,000)

9.  San Miguel

    The following sets forth capitalization and earnings related to the 33% ownership of San Miguel attributable to Power Argentina:

    Capitalization               $18,289,000
    Earnings                               -

10.  LPOS

    The following sets forth LPOS's capitalization and earnings:

    Capitalization                 $3,525,000
    Earnings                          321,000

e) Identify any service, sales or construction contract(s) between the EWG or foreign utility company and a system company, and describe the services to be rendered or goods sold and fees or revenues under such agreement(s).

1.  Power Generation - None.

2. Power Marketing - The following contracts exist between Power Marketing and system companies:

a) In May 1994, Power Marketing entered into an Electricity Brokerage Agree-ment and a Dispatching Services Agreement with the Company's public utility subsidiary, LG&E. Under the terms of the Electricity Brokerage Agreement, Power Marketing is obligated to use its reasonable best efforts to broker excess power generated by LG&E for off-system sales and broker power LG&E desires to purchase, for no charge, at such times as LG&E requests such services. However, LG&E has no obligation under the Agreement to permit Power Marketing to broker its power.

b) Under the terms of the Dispatching Services Agreement (which was amended in November 1995), LG&E performs, on a nonexclusive basis, power dispatching and scheduling services, short-term marketing, accounting of power movement and transmission coordination service for the benefit of Power Marketing. LG&E is not obligated to secure generators, purchasers or sellers of power, or to perform any wheeling or transmission services for Power Marketing. LG&E's obligation to provide the above-mentioned services is also qualified by 1) its prior right to use its facilities to serve its native-load customers or other persons or entities pursuant to any agreements existing prior to the execution of the Dispatching Services Agreement, 2) any capacity restraints imposed on its dispatching facilities, and 3) regulato-ry impediments. Further, LG&E has no obligation to expand its existing facilities to perform the services described above, and the non-exclusive nature of the agreement permits LG&E to provide similar services for any other persons or entities. Power Marketing pays a fee for such services based upon a formula designed to ensure that LG&E is reimbursed its cost of providing the services, plus 10%. However, this fee calculation is based on Power Marketing's gross margins in the case of Tennessee Valley Authori-ty power that is purchased and resold by Power Marketing.

c) Power Marketing and LG&E entered into a Coal Contract Administration Agreement, dated December 15, 1995 (the "Agreement"), under which LG&E negotiates and administers a coal contract between Ohio Edison Company and Power Marketing ("Coal Contract") and a Coal Transportation Contract between Crounse Corporation and Power Marketing. Under the Agreement, LG&E negotiates coal contracts, reviews invoices, arranges for payments to be made to the supplier under the Coal Contract, schedules loading and barge handling, delivers coal and coordinates the sampling of coal (the "Servic-es"). In consideration for the Services, Power Marketing pays to LG&E a fee equal to (i) the sum of all "Direct Costs" incurred by LG&E during each calendar month of the contract term, multiplied by 110%, plus (ii) all "Third Party Charges" incurred by LG&E during such calendar month reim-bursed at cost. The Agreement expires on December 31, 1996.

d) Various departments within LPI, including Legal and Finance, perform services for Power Marketing from time to time on a time and materials reimbursement basis for selected tasks which are not provided pursuant to the agreements described above.

3. Westmoreland-LG&E Partners - The following contracts exist between WLP and system companies related to the ROVA I and ROVA II facilities:

a) LPOS has performed and will perform operational activities for the facili-ties pursuant to that certain Amended and Restated Facility Operating Agreement dated as of December 1, 1993, between WLP and LPOS (as successor to UC Operating Services) (the Operating Contract). LPOS is a wholly-owned subsidiary of LPI. Under the terms of the Operating Contract, LPOS re-ceives a separate management fee for each of ROVA I and ROVA II, each of which is adjusted annually for inflation.

b) LG&E Power Engineers and Constructors Inc. (E&C), LG&E Power Constructors Inc. and LG&E Engineering N.C., P.C. (together, the Constructors) has performed construction and engineering services at ROVA I pursuant to that certain Contract for Engineering, Procurement and Construction Services dated as of January 16, 1991, as amended, between E&C and WLP, and has performed construction and engineering services at ROVA II pursuant to that certain Contract for Engineering, Procurement and Construction Services dated as of December 1, 1993, as amended, between WLP and the Constructors. E&C is a wholly-owned subsidiary of LPI, and LG&E Power Constructors is a wholly-owned subsidiary of E&C. LG&E Engineering N.C., P.C. is an engi-neering services corporation whose shareholders are employees of E&C and its affiliates.

    Under the terms of the contracts referred to above, Constructors received a fixed price fee for construction of each of ROVA I and ROVA II, plus incentives for meeting certain construction deadlines and penalties for failure to meet other deadlines.

c) LG&E Power Operations Inc. (LPO) has performed and will perform certain venture management services for WLP pursuant to that Amended and Restated Venture Management Agreement dated as of December 1, 1993 (the Venture Management Agreement) between LPO, Westmoreland Energy, Inc. and WLP. LPO is a wholly owned subsidiary of LPI.

    Under the terms of the Venture Management Agreement, WLP pays to LPO and WEI a fixed operational venture management fee, which will be a yearly estimate of the costs of approved services and expenses of performing such services, including wages and salaries, overhead and general administrative costs, and materials, supplies and administrative costs.

    LPO also performs accounting services for WLP on a time and materials reimbursement basis, pursuant to the Venture Management Agreement. LPO subcontracts those accounting services to LPI's Venture Management Depart-ment.

d) Various departments within LPI, including Legal and Finance, perform services to WLP from time to time, on a time and materials reimbursement basis for selected tasks which are not provided pursuant to the agreements described above.

4. Rensselaer - The following contracts exist between Rensselaer and system companies related to the Rensselaer facility:

a) Under the Amended and Restated Facility Operating Agreement, dated June 15, 1992, between LPOS (as successor to UC Operating Services) and Rensselaer, Rensselaer pays to LPOS a management fee for the provision of such opera-tional activities, as well as reimbursement of certain reasonable costs and expenses. Specifically, in addition to reimbursement of certain direct materials and service costs, Rensselaer pays to LPOS a fee under each agreement in an amount equal to a percentage of the total amount reimburs-able for: 1) wages, salaries and bonuses paid for wages and salaries, plus a percentage of such compensation for the cost of payroll insurance, taxes, holidays, vacation, etc., with such amount to be adjusted each year during the 25 year term of the agreement to reflect statutory and other actual changes in employee benefits or the cost thereof; and (ii) a specified percentage of the amount reimbursable under (i) above.

b) Under the Amended and Restated Contract for Engineering, Procurement and Construction Services, dated June 15, 1992, by and among Ultrasystems Engineers and Constructors, Incorporated (n/k/a LG&E Power Engineers and Constructors Inc. (E&C), UEC Engineering N.Y., P.C. (n/k/a LG&E Power Engineering N.Y., P.C.) (NYPC), and Rensselaer, Rensselaer paid a fixed contract price to E&C for engineering and construction services rendered. E&C then paid to NYPC costs and expenses actually incurred, which were calculated on a time and materials basis. The contract has been fully performed by all parties thereto, and all applicable warranty periods have expired.

c) LPO performs various venture management services for Rensselaer pursuant to the Amended and Restated Venture Management Agreement dated August 20, 1995 (the Venture Management Agreement) between LPO, Westmoreland Energy, Inc. and Rensselaer. Under the terms of the Venture Management Agreement, Rensselaer pays to LPO and WEI a fixed operational venture management fee, which will be a yearly estimate of the costs of approved services and expenses of performing such services, including wages and salaries, overhead and general administrative costs.

    LPO also performs accounting services for Rensselaer on a time and materi-als basis pursuant to the Venture Management Agreement. LPO subcontracts those accounting services to LPI's Venture Management Department.

d) Various departments within LPI, including Legal and Finance, perform services for Rensselaer from time to time on a time and materials reim-bursement basis for selected tasks which are not provided pursuant to the agreements described above.

5. Altavista - The following contracts exist between Altavista and system companies related to the Altavista facility:

a) Under a Facility Operating Agreement, dated September 29, 1989, between LPOS (as successor to UC Operating Services) and Altavista, Altavista pays to LPOS a management fee for the provision of such operational activities, as well as reimbursement of certain reasonable costs and expenses. Specifically, in addition to reimbursement of certain direct materials and service costs, Altavista pays to LPOS a fee under each agreement in an amount equal to a percentage of the total amount reimbursable for: 1) wages, salaries and bonuses paid for wages and salaries, plus a percentage of such compensation for the cost of payroll insurance, taxes, holidays, vacation, etc., with such amount to be adjusted each year during the 25 year term of the agreement to reflect statutory and other actual changes in employee benefits or the cost thereof; and (ii) a specified percentage of the amount reimbursable under (i) above.

    LPOS also performs accounting services for Altavista on a time and materi-als basis pursuant to the Facility Operating Agreement. LPOS subcontracts those accounting services to LPI's Venture Management Department.

b) LPO performs various venture management services for Altavista which have been compensated by the payment of a lump sum which covers payment for services for the life of the project.

c) Various departments within LPI, including Legal and Finance, perform services for Altavista from time to time on a time and materials reimburse-ment basis for selected tasks which are not provided pursuant to the agreements described above.

6. Hopewell - The following contracts exist between Hopewell and system companies related to the Hopewell facility:

a) Under a Facility Operating Agreement, dated September 29, 1989, between LPOS (as successor to UC Operating Services) and Hopewell, Hopewell pays to LPOS a management fee for the provision of such operational activities, as well as reimbursement of certain reasonable costs and expenses. Specifi-cally, in addition to reimbursement of certain direct materials and service costs, Hopewell pays to LPOS a fee under each agreement in an amount equal to a percentage of the total amount reimbursable for: 1) wages, salaries and bonuses paid for wages and salaries, plus a percentage of such compen-sation for the cost of payroll insurance, taxes, holidays, vacation, etc., with such amount to be adjusted each year during the 25 year term of the agreement to reflect statutory and other actual changes in employee benefits or the cost thereof; and (ii) a specified percentage of the amount reimbursable under (i) above.

    LPOS also performs accounting services for Hopewell on a time and materials basis pursuant to the Facility Operating Agreement. LPOS subcontracts those accounting services to LPI's Venture Management Department.

b) LPO performs various venture management services for Hopewell which have been compensated by the payment of a lump sum which covers payment for services for the life of the project.

c) Various departments within LPI, including Legal and Finance, perform services for Hopewell from time to time on a time and materials reimburse-ment basis for selected tasks which are not provided pursuant to the agreements described above.

7. Southampton - The following contracts exist between Southampton and system companies related to the Southampton facility:

a) Under a Facility Operating Agreement, dated September 29, 1989, between LPOS (as successor to UC Operating Services) and Southampton, Southampton pays to LPOS a management fee for the provision of such operational activities, as well as reimbursement of certain reasonable costs and expenses. Specifically, in addition to reimbursement of certain direct materials and service costs, Southampton pays to LPOS a fee under each agreement in an amount equal to a percentage of the total amount reimburs-able for: 1) wages, salaries and bonuses paid for wages and salaries, plus a percentage of such compensation for the cost of payroll insurance, taxes, holidays, vacation, etc., with such amount to be adjusted each year during the 25 year term of the agreement to reflect statutory and other actual changes in employee benefits or the cost thereof; and (ii) a specified percentage of the amount reimbursable under (i) above.

    LPOS also performs accounting services for Southampton on a time and materials basis pursuant to the Facility Operating Agreement. LPOS subcontracts those accounting services to LPI's Venture Management Depart-ment.

b) LPO performs various venture management services for Southampton which have been compensated by the payment of a lump sum which covers payment for services for the life of the project.

c) Various departments within LPI, including Legal and Finance, perform services for Southampton from time to time on a time and materials reim-bursement basis for selected tasks which are not provided pursuant to the agreements described above.

8.  Tarifa - None.

9. San Miguel - LG&E Power Engineers and Constructors Inc. (E&C) has performed design and related engineering services for San Miguel pursuant to that certain Agreement by and between San Miguel and E&C, dated January 16, 1995. E&C was paid a fixed priced fee for preliminary services, plus compensation based on time and materials. E&C was also reimbursed for all reasonable "out-of-pocket" expenses incurred and arising out of or in
    connection with the services performed.   For final phase services, E&C was
    paid a fixed priced fee.

10. LPOS - LPOS has performed and will perform operational activities for five Eligible Facilities, as defined in the Energy Policy Act of 1992, in which the Company has an indirect 50% ownership interest. LPOS also is a 50% general partner in Maine Power Services, a California general partnership
     (MPS). MPS has performed operational activities in the past for two Eligible Facilities in which the Company has an indirect 17% ownership interest. The operating contracts between LPOS and the entities which own the Eligible Facilities are described below.

a) Under three separate Facility Operating Agreements, each dated September 29, 1989, between LPOS and Southampton, Hopewell, and Altavista, respec-tively, LPOS receives a management fee for the provision of such operation-al activities, as well as reimbursement of certain reasonable costs and expenses. Specifically, in addition to reimbursement of certain direct materials and service costs, LPOS receives a fee under each agreement in an amount equal to a percentage of the total amount reimbursable for: (i) wages, salaries and bonuses paid for wages and salaries, plus a percentage of such compensation for the cost of payroll insurance, taxes, holidays, vacation, etc., with such amount to be adjusted each year during the 25 year term of the agreement to reflect statutory and other actual changes in employee benefits or the cost thereof; and (ii) a specified percentage of the amount reimbursable under (i) above.

b) Under the Amended and Restated Facility Operating Agreement, dated June 15, 1992, between LPOS and LG&E-Westmoreland Rensselaer, a California limited partnership (Rensselaer), LPOS receives a management fee for the provision of such operational activities, as well as reimbursement of certain reasonable costs and expenses. Specifically, in addition to reimbursement of certain direct materials and service costs, LPOS receives a fee under the agreement in an amount equal to a percentage of the total amount reimbursable for: (i) wages, salaries and bonuses paid for wages and salaries, plus a percentage of such compensation for the cost of payroll insurance, taxes, holidays, vacation, etc., with such amount to be adjusted each year during the 25 year term of the agreement to reflect statutory and other actual changes in employee benefits or the cost thereof; and (ii) a specified percentage of the amount reimbursable under (i) above.

c) Under the Amended and Restated Facility Operating Agreement, dated December 1, 1993, between LPOS and Westmoreland- LG&E Partners, a Virginia general partnership (WLP), LPOS receives a management fee for the provision of such operational activities, as well as reimbursement of certain reasonable costs and expenses. Specifically, in addition to reimbursement of certain direct materials and service costs, LPOS receives a fixed fee under the agreement in an amount equal to a percentage of the total amount reimburs-able for: (i) wages, salaries and bonuses paid for wages and salaries, plus a percentage of such compensation for the cost of payroll insurance, taxes, holidays, vacation, etc., with such amount to be adjusted each year during the 25 year term of the agreement to reflect statutory and other actual changes in employee benefits or the cost thereof; and (ii) a specified percentage of the amount reimbursable under (i) above.

d) Under two separate Facility Operating Agreements, each dated January 1, 1986, as amended on September 1, 1989, between MPS and Babcock-Ultrapower Jonesboro, a California general partnership (Jonesboro), and Babcock-Ultrapower West Enfield (West Enfield), respectively, MPS received a management fee for the provision of such operational activities, as well as reimbursement of certain reasonable costs and expenses. Specifically, in addition to reimbursement of certain direct materials and service costs, MPS received a fee under each agreement in an amount equal to a percentage of the total amount reimbursable for: 1) wages, salaries and bonuses paid for wages and salaries, plus a percentage of such compensation for the cost of payroll insurance, taxes, holidays, vacation, etc., with such amount to be adjusted each year to reflect statutory and other actual changes in employee benefits or the cost thereof; and (ii) a specified percentage of the amount reimbursable under (i) above. LPOS is a 50% general partner in MPS.

    Jonesboro is a general partnership, a 17% general partner of which is LG&E Power 6 Incorporated, a California corporation (Power 6). West Enfield is a general partnership, a 17% general partner of which is LG&E Power 5 Incorporated, a California corporation (Power 5). Power 6 and Power 5 are wholly-owned subsidiaries of LPO, which is a wholly-owned subsidiary of LPI.

    In June of 1995, Jonesboro and West Enfield closed various transactions with Bangor Hydro Electric Company (Bangor), among other parties, whereby the power purchase agreements between Bangor and Jonesboro and West Enfield, respectively, were effectively terminated. As a result of these transactions, the power generation facilities owned by Jonesboro and West Enfield were shut down, and MPS discontinued its operation of those facilities under the above-referenced Facility Operating Agreements. Jonesboro, West Enfield and MPS have agreed in principle to terminate those Facility Operating Agreements, and the parties are in the process of documenting those transactions.

The above-named claimant has caused this statement to be duly executed on its behalf by its authorized officer on this 27th day of February, 1996.


                                    LG&E ENERGY CORP.


                                    By:/s/ Walter Z. Berger
                                    Walter Z. Berger

 Executive Vice President and Chief Financial Officer


CORPORATE SEAL

Attest:



/s/ John R. McCall
John R. McCall
Executive Vice President,
General Counsel and Corporate Secretary

Name, title and address of officer to whom notices and correspondence concern-ing this statement should be addressed:


                                    John R. McCall
                                    Executive Vice President,
                                    General Counsel and Corporate Secretary
                                    LG&E Energy Corp.
                                    220 West Main Street
                                    Louisville, Kentucky 40202

LG&E ENERGY CORP.                                                     Exhibit A
Subsidiaries Holding the Company's
  Interests in EWGs - Part 1
December 31, 1995

The following subsidiaries hold the Company's ownership interests in Exempt Wholesale Generators. These subsidiaries have the notation "(EWG)" above their names in the financial statements included in this exhibit.

Subsidiary Name               Description

LG&E Power Marketing Inc.     An EWG which is wholly-owned by LG&E Power
                              Development Inc., an indirect, wholly-owned subsidiary of LG&E Energy Corp.

LG&E Power 23 Incorporated    The sole general partner of LG&E Power
                              Generation, L.P., an EWG.  Dissolved.

LG&E Power Generation         The sole limited partner of LG&E Power
  Limited Inc.                Generation, L.P., an EWG.  Dissolved.

LG&E Power 16 Incorporated    The sole general partner of LG&E - Roanoke
                              Valley, L.P., a general partner of
                              Westmoreland - LG&E Partners, an EWG.

LG&E Power Roanoke            The sole limited partner of LG&E - Roanoke
  Incorporated                Valley, L.P., a general partner of
                              Westmoreland - LG&E Partners, an EWG.

LG&E Power 12 Incorporated    A 45% general partner of LG&E-Westmore-
                              land Altavista, a California general
                              partnership, an EWG.

LG&E Altavista Incor-         A 20% general partner of LG&E Altavista
  porated                     L.P., a California  limited partnership
                              which is a 25% general partner of LG&E-
                              Westmoreland Altavista, a California
                              general partnership, an EWG.

LG&E Power 13 Incorporated    A 45% general partner of LG&E-Westmoreland
                              Hopewell, a California general partner-
                              ship, an EWG.

LG&E Hopewell Incorporated    A 20% general partner of LG&E Hopewell
                              L.P., a California limited partnership
                              which is a 25% general partner of LG&E-
                              Westmoreland Hopewell, a California general partnership, an EWG.

LG&E Power 11 Incorporated    A 45% general partner of LG&E-Westmoreland
                              Southampton, a California general partner-ship, an EWG.


LG&E ENERGY CORP.                                                     Exhibit A
Subsidiaries Holding the Company's
  Interests in EWGs - Part 2
December 31, 1995

The following subsidiaries hold the Company's ownership interests in Exempt Wholesale Generators. These subsidiaries have the notation "(EWG)" above their names in the financial statements included in this exhibit.

Subsidiary Name               Description

LG&E Southampton              A 20% general partner of LG&E Southampton L.P.,
  Incorporated                a California limited partnership which is a
                              25% general partner of LG&E-Westmoreland
                              Southampton, a California general partnership, an EWG.

LG&E Power Spain Inc.         Owns 44% of the outstanding common
                              stock of KW Tarifa, S.A., a Spanish
                              sociedad anomina, a foreign utility
                              company.

LG&E Power Argentina I,       Owns 33% of the outstanding common
  Inc.                        stock of Central Termica San Miguel De
                              Tucuman, S.A., an Argentinean sociedad
                              anomina, a foreign utility company.

LG&E Power Operating          An EWG which is wholly-owned by LG&E Power
  Services Inc.               Inc., an indirect wholly-owned subsidiary
                              of LG&E Energy Corp.


LG&E ENERGY CORP.                                                                         Exhibit A
Consolidating Balance Sheet
ASSETS
December 31, 1995

                                                                           LG&E      LG&E
                                                                         Energy       Gas      LG&E
                                                                        Systems   Systems    Energy
                                             Cons     Adj's      LG&E      Inc.      Inc.     Corp.
UTILITY PLANT:
Electric                                2,123,699           2,123,699         0         0
Gas                                       299,070             299,070         0         0
Common                                    128,902             128,902         0         0
  Original cost                         2,551,671         0 2,551,671         0         0         0
Acc depreciation                         (934,942)           (934,942)        0         0
  Net utility plant                     1,616,729         0 1,616,729         0         0         0
Construction in progress                   47,189              47,189         0         0
  Net utility plant                     1,663,918         0 1,663,918         0         0         0

OTHER PROPERTY AND INVESTMENTS:
Investments in affiliates                 123,338                       123,338         0
Investments in subsidiaries                     0  (800,550)                  0         0   800,550
Non-utility property and plant, net       173,410                         2,921   169,604       885
Other                                      23,720                 760     9,858    13,102
  Total other prop and investments        320,468  (800,550)      760   136,117   182,706   801,435

CURRENT ASSETS:
Cash and temporary investments             80,144              58,131     4,542    10,720     6,751
Marketable securities                      29,060              20,449     8,611         0
Accounts receivable (net)                 314,153             105,024    12,725   196,090       314
Materials and supplies:
  Fuel                                     14,996              14,996         0         0
  Gas stored underground                   47,530              31,714         0    15,816
  Other                                    34,384              34,384         0         0
Prepayments and other                      27,245               2,108     1,516    23,325       296
  Total current assets                    547,512         0   266,806    27,394   245,951     7,361

DEFERRED DEBITS:
Unamortized debt expense                    7,710               7,710         0         0
Regulatory assets                          29,926              29,926         0         0
Goodwill, net                              46,501                        14,479    32,022
Other                                      12,885               9,805     3,032         0        48
  Total deferred debits                    97,022         0    47,441    17,511    32,022        48
    Total assets                        2,628,920  (800,550)1,978,925   181,022   460,679   808,844


LG&E ENERGY CORP.                                                                         Exhibit A
Consolidating Balance Sheet
CAPITAL AND LIABILITIES
December 31, 1995

                                                                           LG&E      LG&E
                                                                         Energy       Gas      LG&E
                                                                        Systems   Systems    Energy
                                             Cons     Adj's      LG&E      Inc.      Inc.     Corp.
CAPITALIZATION:
Common stock                              463,705  (513,032)  425,170         1    87,861   463,705
Common stock expense                         (928)      836      (836)        0         0      (928)
Additional paid-in capital                      0   (80,000)             80,000         0
Unreal loss on marketable securities         (573)     (881)     (226)      534         0
Retained earnings                         316,930  (207,473)  181,049    31,356    (4,359)  316,357
  Total common equity                     779,134  (800,550)  605,157   111,891    83,502   779,134

Cumulative preferred stock                 95,328              95,328         0         0

Long-term debt:
  First mortgage bonds                    646,800             646,800         0         0
  Unamortized premium                          45                  45         0         0
    Total debt                            646,845         0   646,845         0         0         0
      Total capitalization              1,521,307  (800,550)1,347,330   111,891    83,502   779,134

CURRENT LIABILITIES:
Long-term debt due w/in 1 year             16,000              16,000         0         0
Notes payable                             173,000                        47,000   126,000
Accounts payable                          287,457              90,382    10,141   186,157       777
Dividends payable                          18,369                             0         0    18,369
Accrued taxes                               9,812               7,814     6,479       (65)   (4,416)
Accrued interest                           11,372              11,064       144       164
Trimble County settlement                  29,800              28,300         0         0     1,500
Intercompany accounts                           0              23,299   (43,558)   13,984     6,275
Other                                      42,635              12,071     5,689    20,396     4,479
  Total current liabilities               588,445         0   188,930    25,895   346,636    26,984

DEFERRED CREDITS:
Accum deferred income taxes               233,481             204,816     3,711    26,199    (1,245)
ITC, in process of amortization            84,037              84,037         0         0
Acc prov for pensions                      48,427              46,231         0         0     2,196
Cust advances for construction              9,251               9,251         0         0
Regulatory liability                       88,242              88,242         0         0
Other                                      55,730              10,088    39,525     4,342     1,775
  Total deferred credits                  519,168         0   442,665    43,236    30,541     2,726
    Total capital and liabilities       2,628,920  (800,550)1,978,925   181,022   460,679   808,844


LG&E ENERGY CORP.                                                                         Exhibit A
Consolidating Income Statement
Year Ended December 31, 1995

                                                                           LG&E      LG&E
                                                                         Energy       Gas      LG&E
                                                                        Systems   Systems    Energy
                                             Cons     Adj's      LG&E      Inc.      Inc.     Corp.
REVENUES:
Electric utility                          571,086             571,086         0         0
Refund - Trimble Co settlement            (28,300)            (28,300)        0         0
Gas utility                               181,126             181,126         0         0
Non-utility                               650,768                        60,816   589,952
  Total revenues                        1,374,680         0   723,912    60,816   589,952         0

COST OF REVENUES:
Fuel and power purchased                 (154,832)           (154,832)        0         0
Gas supply expenses                      (110,738)           (110,738)        0         0
Non-utility                              (624,160)                      (58,506) (565,654)
  Total cost of revenues                 (889,730)        0  (265,570)  (58,506) (565,654)        0

Gross profit                              484,950         0   458,342     2,310    24,298         0

OPERATING EXPENSES:
Operation and maintenance:
  Utility                                (203,284)           (203,284)        0         0
  Non-utility                             (39,874)                      (11,211)  (18,177)  (10,486)
Depreciation and amortization             (94,393)            (85,759)   (1,189)   (6,961)     (484)
  Total operating expenses               (337,551)        0  (289,043)  (12,400)  (25,138)  (10,970)

Equity in earnings                         28,158   (90,326)             28,158         0    90,326

OPERATING INCOME                          175,557   (90,326)  169,299    18,068      (840)   79,356

Interco chargebacks                             0                             0    (1,039)    1,039

Other income and deductions                 5,389    (3,074)    2,729     5,486       109       139
Interco int income (expense)                    0                           312      (649)      337
Interest charges                          (47,511)            (41,918)   (1,751)   (3,842)

INCOME BEFORE INCOME TAXES                133,435   (93,400)  130,110    22,115    (6,261)   80,871

Income taxes                              (44,294)    1,083   (46,926)   (5,643)    1,902     5,290

NET INCOME BEFORE PFD DIVIDENDS            89,141   (92,317)   83,184    16,472    (4,359)   86,161


LG&E ENERGY CORP.                                                                         Exhibit A
Consolidating Income Stmt (cont.)
Year Ended December 31, 1995

                                                                           LG&E      LG&E
                                                                         Energy       Gas      LG&E
                                                                        Systems   Systems    Energy
                                             Cons     Adj's      LG&E      Inc.      Inc.     Corp.
NET INCOME BEFORE PFD DIVIDENDS            89,141   (92,317)   83,184    16,472    (4,359)   86,161

Preferred dividends                        (6,311)             (6,311)        0         0

NET INCOME AVAILABLE FOR COMMON            82,830   (92,317)   76,873    16,472    (4,359)   86,161


LG&E ENERGY CORP.                                                                         Exhibit A
Consolidating Statement of
  Retained Earnings
Year Ended December 31, 1995

                                                                           LG&E      LG&E
                                                                         Energy       Gas      LG&E
                                                                        Systems   Systems    Energy
                                             Cons     Adj's      LG&E      Inc.      Inc.     Corp.
Beginning retained earnings               307,072  (252,156)  193,895    62,884         0   302,449

Net income                                 82,830   (92,317)   76,873    16,472    (4,359)   86,161

Dividends                                 (72,253)  137,000   (89,000)  (48,000)        0   (72,253)

Other                                        (719)               (719)        0

Ending retained earnings                  316,930  (207,473)  181,049    31,356    (4,359)  316,357


LG&E GAS SYSTEMS INC.                                                 Exhibit A
Consolidating Balance Sheet
ASSETS
December 31, 1995

                                                                           LG&E
                                                                 LG&E       Gas
                                                              Natural   Systems
                                           Totals     Adj's      Inc.      Inc.
UTILITY PLANT:
Electric                                        0                   0
Gas                                             0                   0
Common                                          0                   0
  Original cost                                 0         0         0         0
Acc depreciation                                0                   0
  Net utility plant                             0         0         0         0
Construction in progress                        0                   0
  Net utility plant                             0         0         0         0

OTHER PROPERTY AND INVESTMENTS:
Investments in affiliates                       0                   0
Investments in subsidiaries                     0  (170,600)        0   170,600
Non-utility property and plant, net       169,604             169,604
Other                                      13,102              12,903       199
  Total other prop and investments        182,706  (170,600)  182,507   170,799

CURRENT ASSETS:
Cash and temporary investments             10,720              10,695        25
Marketable securities                           0                   0
Accounts receivable (net)                 196,090             196,090
Materials and supplies:
  Fuel                                          0                   0
  Gas stored underground                   15,816              15,816
  Other                                         0                   0
Prepayments and other                      23,325              23,325
  Total current assets                    245,951         0   245,926        25

DEFERRED DEBITS:
Unamortized debt expense                        0                   0
Regulatory assets                               0                   0
Goodwill, net                              32,022              32,022
Other                                           0                   0
  Total deferred debits                    32,022         0    32,022         0
    Total assets                          460,679  (170,600)  460,455   170,824


LG&E GAS SYSTEMS INC.                                                 Exhibit A
Consolidating Balance Sheet
CAPITAL AND LIABILITIES
December 31, 1995

                                                                           LG&E
                                                                 LG&E       Gas
                                                              Natural   Systems
                                           Totals     Adj's      Inc.      Inc.
CAPITALIZATION:
Common stock                               87,861      (257)      257    87,861
Common stock expense                            0                   0
Additional paid-in capital                      0  (170,293)  170,293
Unreal loss on marketable securities            0                   0
Retained earnings                          (4,359)             (4,359)
  Total common equity                      83,502  (170,550)  166,191    87,861

Cumulative preferred stock                      0       (50)       50

Long-term debt:
  First mortgage bonds                          0                   0
  Unamortized premium                           0                   0
    Total debt                                  0         0         0         0
      Total capitalization                 83,502  (170,600)  166,241    87,861

CURRENT LIABILITIES:
Long-term debt due w/in 1 year                  0                   0
Notes payable                             126,000                   0   126,000
Accounts payable                          186,157             186,157
Dividends payable                               0                   0
Accrued taxes                                 (65)                  0       (65)
Accrued interest                              164                   0       164
Trimble County settlement                       0                   0
Intercompany accounts                      13,984              57,120   (43,136)
Other                                      20,396              20,396
  Total current liabilities               346,636         0   263,673    82,963

DEFERRED CREDITS:
Accum deferred income taxes                26,199              26,199
ITC, in process of amortization                 0                   0
Acc prov for pensions                           0                   0
Cust advances for construction                  0                   0
Regulatory liability                            0                   0
Other                                       4,342               4,342
  Total deferred credits                   30,541         0    30,541         0
    Total capital and liabilities         460,679  (170,600)  460,455   170,824


LG&E GAS SYSTEMS INC.                                                 Exhibit A
Consolidating Income Statement
Year Ended December 31, 1995

                                                                           LG&E
                                                                 LG&E       Gas
                                                              Natural   Systems
                                           Totals     Adj's      Inc.      Inc.
REVENUES:
Electric utility                                0                   0
Refund - Trimble Co settlement                  0                   0
Gas utility                                     0                   0
Non-utility                               589,952             589,952
  Total revenues                          589,952         0   589,952         0

COST OF REVENUES:
Fuel and power purchased                        0                   0
Gas supply expenses                             0                   0
Non-utility                              (565,654)           (565,654)
  Total cost of revenues                 (565,654)        0  (565,654)        0

Gross profit                               24,298         0    24,298         0

OPERATING EXPENSES:
Operation and maintenance:
  Utility                                       0                   0
  Non-utility                             (18,177)            (18,177)
Depreciation and amortization              (6,961)             (6,961)
  Total operating expenses                (25,138)        0   (25,138)        0

Equity in earnings                              0                   0

OPERATING INCOME                             (840)        0      (840)        0

Interco chargebacks                        (1,039)             (5,598)    4,559

Other income and deductions                   109                 177       (68)
Interco int income (expense)                 (649)                  0      (649)
Interest charges                           (3,842)                  0    (3,842)

INCOME BEFORE INCOME TAXES                 (6,261)        0    (6,261)        0

Income taxes                                1,902               1,902

NET INCOME BEFORE PFD DIVIDENDS            (4,359)        0    (4,359)        0


LG&E GAS SYSTEMS INC.                                                 Exhibit A
Consol'g Income Stmt - (cont.)
Year Ended December 31, 1995

                                                                           LG&E
                                                                 LG&E       Gas
                                                              Natural   Systems
                                           Totals     Adj's      Inc.      Inc.
NET INCOME BEFORE PFD DIVIDENDS            (4,359)        0    (4,359)        0

Preferred dividends                             0                   0

NET INCOME AVAILABLE FOR COMMON            (4,359)        0    (4,359)        0


LG&E GAS SYSTEMS INC.                                                 Exhibit A
Consolidating Statement of
  Retained Earnings
Year Ended December 31, 1995

                                                                           LG&E
                                                                 LG&E       Gas
                                                              Natural   Systems
                                           Totals     Adj's      Inc.      Inc.
Beginning retained earnings                     0                   0

Net income                                 (4,359)        0    (4,359)        0

Dividends                                       0                   0
                                                                    0
Other                                           0                   0

Ending retained earnings                   (4,359)        0    (4,359)        0


LG&E NATURAL INC.                                                                                   Exhibit A
Consolidating Balance Sheet - Part 1
ASSETS
December 31, 1995


                                                                 LG&E                  HD    Totals    Totals
                                                              Natural    Hadson    Energy      From      From
                                           Totals     Adj's      Inc.     Fuels     Corp.    Part 2    Part 3
UTILITY PLANT:
Electric                                        0                                       0         0         0
Gas                                             0                                       0         0         0
Common                                          0                                       0         0         0
  Original cost                                 0         0         0         0         0         0         0
Acc depreciation                                0                                       0         0         0
  Net utility plant                             0         0         0         0         0         0         0
Construction in progress                        0                                       0         0         0
  Net utility plant                             0         0         0         0         0         0         0

OTHER PROPERTY AND INVESTMENTS:
Investments in affiliates                       0                                       0         0         0
Investments in subsidiaries                     0  (107,018)  107,018                   0         0         0
Non-utility property and plant, net       169,604               1,111                   0    19,567   148,926
Other                                      12,903               3,244                   0     9,659         0
  Total other prop and investments        182,507  (107,018)  111,373         0         0    29,226   148,926

CURRENT ASSETS:
Cash and temporary investments             10,695    10,855       475                   0      (194)     (441)
Marketable securities                           0                                       0         0         0
Accounts receivable (net)                 196,090        17     1,443         2         0   187,441     7,187
Materials and supplies:
  Fuel                                          0                                       0         0         0
  Gas stored underground                   15,816                                       0    13,068     2,748
  Other                                         0                                       0         0         0
Prepayments and other                      23,325                   9                   0    22,962       354
  Total current assets                    245,926    10,872     1,927         2         0   223,277     9,848

DEFERRED DEBITS:
Unamortized debt expense                        0                                       0         0         0
Regulatory assets                               0                                       0         0         0
Goodwill, net                              32,022              32,022                   0         0         0
Other                                           0                                       0         0         0
  Total deferred debits                    32,022         0    32,022         0         0         0         0
    Total assets                          460,455   (96,146)  145,322         2         0   252,503   158,774


LG&E NATURAL INC.                                                                                   Exhibit A
Consolidating Balance Sheet - Part 1
CAPITAL AND LIABILITIES
December 31, 1995


                                                                 LG&E                  HD    Totals    Totals
                                                              Natural    Hadson    Energy      From      From
                                           Totals     Adj's      Inc.     Fuels     Corp.    Part 2    Part 3
CAPITALIZATION:
Common stock                                  257      (506)      259                   0         4       500
Common stock expense                            0                                       0         0         0
Additional paid-in capital                170,293   (78,974)  170,293     2,798   (12,679)   35,544    53,311
Unreal loss on marketable securities            0                                       0         0         0
Retained earnings                          (4,359)  (27,538)      440    (2,824)   14,322    11,520      (279)
  Total common equity                     166,191  (107,018)  170,992       (26)    1,643    47,068    53,532

Cumulative preferred stock                     50                  50                   0         0         0

Long-term debt:
  First mortgage bonds                          0                                       0         0         0
  Unamortized premium                           0                                       0         0         0
    Total debt                                  0         0         0         0         0         0         0
      Total capitalization                166,241  (107,018)  171,042       (26)    1,643    47,068    53,532

CURRENT LIABILITIES:
Long-term debt due w/in 1 year                  0                                       0         0         0
Notes payable                                   0                                       0         0         0
Accounts payable                          186,157    10,855      (142)       24         0   169,845     5,575
Dividends payable                               0                                       0         0         0
Accrued taxes                                   0                                       0         0         0
Accrued interest                                0                                       0         0         0
Trimble County settlement                       0                                       0         0         0
Intercompany accounts                      57,120             (58,034)             (1,643)   18,929    97,868
Other                                      20,396        17     1,280         4         0    17,089     2,006
  Total current liabilities               263,673    10,872   (56,896)       28    (1,643)  205,863   105,449

DEFERRED CREDITS:
Accum deferred income taxes                26,199              26,053                   0        76        70
ITC, in process of amortization                 0                                       0         0         0
Acc prov for pensions                           0                                       0         0         0
Cust advances for construction                  0                                       0         0         0
Regulatory liability                            0                                       0         0         0
Other                                       4,342               5,123                   0      (504)     (277)
  Total deferred credits                   30,541         0    31,176         0         0      (428)     (207)
    Total capital and liabilities         460,455   (96,146)  145,322         2         0   252,503   158,774


LG&E NATURAL INC.                                                                                   Exhibit A
Consolidating Income Statement - Part 1
Year Ended December 31, 1995


                                                                 LG&E                  HD    Totals    Totals
                                                              Natural    Hadson    Energy      From      From
                                           Totals     Adj's      Inc.     Fuels     Corp.    Part 2    Part 3
REVENUES:
Electric utility                                0                                       0         0         0
Refund - Trimble Co settlement                  0                                       0         0         0
Gas utility                                     0                                       0         0         0
Non-utility                               589,952   (37,323)                            0   584,763    42,512
  Total revenues                          589,952   (37,323)        0         0         0   584,763    42,512

COST OF REVENUES:
Fuel and power purchased                        0                                       0         0         0
Gas supply expenses                             0                                       0         0         0
Non-utility                              (565,654)   37,323                             0  (571,963)  (31,014)
  Total cost of revenues                 (565,654)   37,323         0         0         0  (571,963)  (31,014)

Gross profit                               24,298         0         0         0         0    12,800    11,498

OPERATING EXPENSES:
Operation and maintenance:
  Utility                                       0                                       0         0         0
  Non-utility                             (18,177)                                      0    (9,403)   (8,774)
Depreciation and amortization              (6,961)             (1,577)                  0    (1,477)   (3,907)
  Total operating expenses                (25,138)        0    (1,577)        0         0   (10,880)  (12,681)

Equity in earnings                              0                                       0         0         0

OPERATING INCOME                             (840)        0    (1,577)        0         0     1,920    (1,183)

Interco chargebacks                        (5,598)                                      0    (4,184)   (1,414)

Other income and deductions                   177                 115                   0        65        (3)
Interco int income (expense)                    0                                       0         0         0
Interest charges                                0                                       0         0         0

INCOME BEFORE INCOME TAXES                 (6,261)        0    (1,462)        0         0    (2,199)   (2,600)

Income taxes                                1,902               1,902                   0         0         0

NET INCOME BEFORE PFD DIVIDENDS            (4,359)        0       440         0         0    (2,199)   (2,600)


LG&E NATURAL INC.                                                                                   Exhibit A
Consol'g Income Stmt - Part 1 (cont.)
Year Ended December 31, 1995


                                                                 LG&E                  HD    Totals    Totals
                                                              Natural    Hadson    Energy      From      From
                                           Totals     Adj's      Inc.     Fuels     Corp.    Part 2    Part 3
NET INCOME BEFORE PFD DIVIDENDS            (4,359)        0       440         0         0    (2,199)   (2,600)

Preferred dividends                             0                                       0         0         0

NET INCOME AVAILABLE FOR COMMON            (4,359)        0       440         0         0    (2,199)   (2,600)


LG&E NATURAL INC.                                                                                   Exhibit A
Consolidating Statement of
  Retained Earnings - Part 1
Year Ended December 31, 1995


                                                                 LG&E                  HD    Totals    Totals
                                                              Natural    Hadson    Energy      From      From
                                           Totals     Adj's      Inc.     Fuels     Corp.    Part 2    Part 3
Beginning retained earnings                     0   (27,538)             (2,824)   14,322    13,719     2,321

Net income                                 (4,359)        0       440         0         0    (2,199)   (2,600)

Dividends                                       0                                       0         0         0

Other                                           0                                       0         0         0

Ending retained earnings                   (4,359)  (27,538)      440    (2,824)   14,322    11,520      (279)


LG&E NATURAL INC.                                                                                             Exhibit A
Consolidating Balance Sheet - Part 2
ASSETS
December 31, 1995

                                                                                                       Hadson    Hadson
                                                     Hadson    Hadson             Western    Hadson       Gas    Indus-
                                                     Finan-       Gas    Hadson   Natural       Gas   Market-     trial
                                           Totals      cial   Systems    Canada       Gas   Company       ing     Sales
UTILITY PLANT:
Electric                                        0                   0
Gas                                             0                   0
Common                                          0                   0
  Original cost                                 0         0         0         0         0         0         0         0
Acc depreciation                                0                   0
  Net utility plant                             0         0         0         0         0         0         0         0
Construction in progress                        0                   0
  Net utility plant                             0         0         0         0         0         0         0         0

OTHER PROPERTY AND INVESTMENTS:
Investments in affiliates                       0                   0
Investments in subsidiaries                     0                   0
Non-utility property and plant, net        19,567                 125        46        13    19,001                 382
Other                                       9,659               9,654                             5
  Total other prop and investments         29,226         0     9,779        46        13    19,006         0       382

CURRENT ASSETS:
Cash and temporary investments               (194)     (476)     (630)      (77)       87       595       307
Marketable securities                           0                   0
Accounts receivable (net)                 187,441        15   171,979     9,484     4,197       859       907
Materials and supplies:
  Fuel                                          0                   0
  Gas stored underground                   13,068              13,031        (1)                           38
  Other                                         0                   0
Prepayments and other                      22,962       448    22,186       308        16        (3)        7
  Total current assets                    223,277       (13)  206,566     9,714     4,300     1,451     1,259         0

DEFERRED DEBITS:
Unamortized debt expense                        0                   0
Regulatory assets                               0                   0
Goodwill, net                                   0                   0
Other                                           0                   0
  Total deferred debits                         0         0         0         0         0         0         0         0
    Total assets                          252,503       (13)  216,345     9,760     4,313    20,457     1,259       382


LG&E NATURAL INC.                                                                                             Exhibit A
Consolidating Balance Sheet - Part 2
CAPITAL AND LIABILITIES
December 31, 1995

                                                                                                       Hadson    Hadson
                                                     Hadson    Hadson             Western    Hadson       Gas    Indus-
                                                     Finan-       Gas    Hadson   Natural       Gas   Market-     trial
                                           Totals      cial   Systems    Canada       Gas   Company       ing     Sales
CAPITALIZATION:
Common stock                                    4                   0         4
Common stock expense                            0                   0
Additional paid-in capital                 35,544               5,979               3,286    25,383       896
Unreal loss on marketable securities            0                   0
Retained earnings                          11,520    (1,588)    7,237      (253)    5,777       305        35         7
  Total common equity                      47,068    (1,588)   13,216      (249)    9,063    25,688       931         7

Cumulative preferred stock                      0                   0

Long-term debt:
  First mortgage bonds                          0                   0
  Unamortized premium                           0                   0
    Total debt                                  0         0         0         0         0         0         0         0
      Total capitalization                 47,068    (1,588)   13,216      (249)    9,063    25,688       931         7

CURRENT LIABILITIES:
Long-term debt due w/in 1 year                  0                   0
Notes payable                                   0                   0
Accounts payable                          169,845       226   156,370     9,222     2,399       591     1,037
Dividends payable                               0                   0
Accrued taxes                                   0                   0
Accrued interest                                0                   0
Trimble County settlement                       0                   0
Intercompany accounts                      18,929    (1,746)   34,181       787    (7,343)   (6,589)     (736)      375
Other                                      17,089     3,769    12,432                 194       667        27
  Total current liabilities               205,863     2,249   202,983    10,009    (4,750)   (5,331)      328       375

DEFERRED CREDITS:
Accum deferred income taxes                    76                 (24)                          100
ITC, in process of amortization                 0                   0
Acc prov for pensions                           0                   0
Cust advances for construction                  0                   0
Regulatory liability                            0                   0
Other                                        (504)     (674)      170
  Total deferred credits                     (428)     (674)      146         0         0       100         0         0
    Total capital and liabilities         252,503       (13)  216,345     9,760     4,313    20,457     1,259       382


LG&E NATURAL INC.                                                                                             Exhibit A
Consolidating Income Statement - Part 2
Year Ended December 31, 1995

                                                                                                       Hadson    Hadson
                                                     Hadson    Hadson             Western    Hadson       Gas    Indus-
                                                     Finan-       Gas    Hadson   Natural       Gas   Market-     trial
                                           Totals      cial   Systems    Canada       Gas   Company       ing     Sales
REVENUES:
Electric utility                                0                   0
Refund - Trimble Co settlement                  0                   0
Gas utility                                     0                   0
Non-utility                               584,763             543,847    15,648    13,367     5,607     6,294
  Total revenues                          584,763         0   543,847    15,648    13,367     5,607     6,294         0

COST OF REVENUES:
Fuel and power purchased                        0                   0
Gas supply expenses                             0                   0
Non-utility                              (571,963)           (533,315)  (15,675)  (12,368)   (4,276)   (6,329)
  Total cost of revenues                 (571,963)        0  (533,315)  (15,675)  (12,368)   (4,276)   (6,329)        0

Gross profit                               12,800         0    10,532       (27)      999     1,331       (35)        0

OPERATING EXPENSES:
Operation and maintenance:
  Utility                                       0                   0
  Non-utility                              (9,403)     (416)   (7,202)     (226)     (868)     (636)      (55)
Depreciation and amortization              (1,477)               (976)                         (492)                 (9)
  Total operating expenses                (10,880)     (416)   (8,178)     (226)     (868)   (1,128)      (55)       (9)

Equity in earnings                              0                   0

OPERATING INCOME                            1,920      (416)    2,354      (253)      131       203       (90)       (9)

Interco chargebacks                        (4,184)   (1,172)   (2,550)               (250)     (163)      (49)

Other income and deductions                    65                  62                   3
Interco int income (expense)                    0                   0
Interest charges                                0                   0

INCOME BEFORE INCOME TAXES                 (2,199)   (1,588)     (134)     (253)     (116)       40      (139)       (9)

Income taxes                                    0                   0

NET INCOME BEFORE PFD DIVIDENDS            (2,199)   (1,588)     (134)     (253)     (116)       40      (139)       (9)


LG&E NATURAL INC.                                                                                             Exhibit A
Consol'g Income Stmt - Part 2 (cont.)
Year Ended December 31, 1995

                                                                                                       Hadson    Hadson
                                                     Hadson    Hadson             Western    Hadson       Gas    Indus-
                                                     Finan-       Gas    Hadson   Natural       Gas   Market-     trial
                                           Totals      cial   Systems    Canada       Gas   Company       ing     Sales
NET INCOME BEFORE PFD DIVIDENDS            (2,199)   (1,588)     (134)     (253)     (116)       40      (139)       (9)

Preferred dividends                             0                   0

NET INCOME AVAILABLE FOR COMMON            (2,199)   (1,588)     (134)     (253)     (116)       40      (139)       (9)


LG&E NATURAL INC.                                                                                             Exhibit A
Consolidating Statement of
  Retained Earnings - Part 2
Year Ended December 31, 1995

                                                                                                       Hadson    Hadson
                                                     Hadson    Hadson             Western    Hadson       Gas    Indus-
                                                     Finan-       Gas    Hadson   Natural       Gas   Market-     trial
                                           Totals      cial   Systems    Canada       Gas   Company       ing     Sales
Beginning retained earnings                13,719               7,371               5,893       265       174        16

Net income                                 (2,199)   (1,588)     (134)     (253)     (116)       40      (139)       (9)

Dividends                                       0                   0

Other                                           0                   0

Ending retained earnings                   11,520    (1,588)    7,237      (253)    5,777       305        35         7


LG&E NATURAL INC.                                                                                             Exhibit A
Consolidating Balance Sheet - Part 3
ASSETS
December 31, 1995

                                                     Hadson                                                      Ultra-
                                                        Gas                                                     systems
                                                     Trans.                                            Hadson     Small
                                           Totals       Co.     Llano    Nmesco      HGGP     HERMI   Equador     Power
UTILITY PLANT:
Electric                                        0
Gas                                             0
Common                                          0
  Original cost                                 0         0         0         0         0         0         0         0
Acc depreciation                                0
  Net utility plant                             0         0         0         0         0         0         0         0
Construction in progress                        0
  Net utility plant                             0         0         0         0         0         0         0         0

OTHER PROPERTY AND INVESTMENTS:
Investments in affiliates                       0
Investments in subsidiaries                     0
Non-utility property and plant, net       148,926     2,317    25,344       246   121,019
Other                                           0
  Total other prop and investments        148,926     2,317    25,344       246   121,019         0         0         0

CURRENT ASSETS:
Cash and temporary investments               (441)                 34         2      (477)
Marketable securities                           0
Accounts receivable (net)                   7,187       842     4,113        (5)    2,237
Materials and supplies:
  Fuel                                          0
  Gas stored underground                    2,748                 868               1,880
  Other                                         0
Prepayments and other                         354                 344        10
  Total current assets                      9,848       842     5,359         7     3,640         0         0         0

DEFERRED DEBITS:
Unamortized debt expense                        0
Regulatory assets                               0
Goodwill, net                                   0
Other                                           0
  Total deferred debits                         0         0         0         0         0         0         0         0
    Total assets                          158,774     3,159    30,703       253   124,659         0         0         0


LG&E NATURAL INC.                                                                                             Exhibit A
Consolidating Balance Sheet - Part 3
CAPITAL AND LIABILITIES
December 31, 1995

                                                     Hadson                                                      Ultra-
                                                        Gas                                                     systems
                                                     Trans.                                            Hadson     Small
                                           Totals       Co.     Llano    Nmesco      HGGP     HERMI   Equador     Power
CAPITALIZATION:
Common stock                                  500                           100                                     400
Common stock expense                            0
Additional paid-in capital                 53,311               3,696     4,901    41,858                 765     2,091
Unreal loss on marketable securities            0
Retained earnings                            (279)      504   (42,017)   36,164     8,329                (765)   (2,494)
  Total common equity                      53,532       504   (38,321)   41,165    50,187         0         0        (3)

Cumulative preferred stock                      0

Long-term debt:
  First mortgage bonds                          0
  Unamortized premium                           0
    Total debt                                  0         0         0         0         0         0         0         0
      Total capitalization                 53,532       504   (38,321)   41,165    50,187         0         0        (3)

CURRENT LIABILITIES:
Long-term debt due w/in 1 year                  0
Notes payable                                   0
Accounts payable                            5,575       795     3,149         3     1,628
Dividends payable                               0
Accrued taxes                                   0
Accrued interest                                0
Trimble County settlement                       0
Intercompany accounts                      97,868     1,827    65,537   (40,915)   71,416                             3
Other                                       2,006        33       338               1,635
  Total current liabilities               105,449     2,655    69,024   (40,912)   74,679         0         0         3

DEFERRED CREDITS:
Accum deferred income taxes                    70                                      70
ITC, in process of amortization                 0
Acc prov for pensions                           0
Cust advances for construction                  0
Regulatory liability                            0
Other                                        (277)                                   (277)
  Total deferred credits                     (207)        0         0         0      (207)        0         0         0
    Total capital and liabilities         158,774     3,159    30,703       253   124,659         0         0         0


LG&E NATURAL INC.                                                                                             Exhibit A
Consolidating Income Statement - Part 3
Year Ended December 31, 1995

                                                     Hadson                                                      Ultra-
                                                        Gas                                                     systems
                                                     Trans.                                            Hadson     Small
                                           Totals       Co.     Llano    Nmesco      HGGP     HERMI   Equador     Power
REVENUES:
Electric utility                                0
Refund - Trimble Co settlement                  0
Gas utility                                     0
Non-utility                                42,512     5,769     3,416       481    32,846
  Total revenues                           42,512     5,769     3,416       481    32,846         0         0         0

COST OF REVENUES:
Fuel and power purchased                        0
Gas supply expenses                             0
Non-utility                               (31,014)   (5,259)   (2,506)     (417)  (22,832)
  Total cost of revenues                  (31,014)   (5,259)   (2,506)     (417)  (22,832)        0         0         0

Gross profit                               11,498       510       910        64    10,014         0         0         0

OPERATING EXPENSES:
Operation and maintenance:
  Utility                                       0
  Non-utility                              (8,774)     (118)   (3,441)      (68)   (5,147)
Depreciation and amortization              (3,907)      (61)     (547)      (26)   (3,273)
  Total operating expenses                (12,681)     (179)   (3,988)      (94)   (8,420)        0         0         0

Equity in earnings                              0

OPERATING INCOME                           (1,183)      331    (3,078)      (30)    1,594         0         0         0

Interco chargebacks                        (1,414)             (1,105)      (49)     (260)

Other income and deductions                    (3)                                     (3)
Interco int income (expense)                    0
Interest charges                                0

INCOME BEFORE INCOME TAXES                 (2,600)      331    (4,183)      (79)    1,331         0         0         0

Income taxes                                    0

NET INCOME BEFORE PFD DIVIDENDS            (2,600)      331    (4,183)      (79)    1,331         0         0         0


LG&E NATURAL INC.                                                                                             Exhibit A
Consol'g Income Stmt - Part 3 (cont.)
Year Ended December 31, 1995

                                                     Hadson                                                      Ultra-
                                                        Gas                                                     systems
                                                     Trans.                                            Hadson     Small
                                           Totals       Co.     Llano    Nmesco      HGGP     HERMI   Equador     Power
NET INCOME BEFORE PFD DIVIDENDS            (2,600)      331    (4,183)      (79)    1,331         0         0         0

Preferred dividends                             0

NET INCOME AVAILABLE FOR COMMON            (2,600)      331    (4,183)      (79)    1,331         0         0         0


LG&E NATURAL INC.                                                                                             Exhibit A
Consolidating Statement of
  Retained Earnings - Part 3
Year Ended December 31, 1995

                                                     Hadson                                                      Ultra-
                                                        Gas                                                     systems
                                                     Trans.                                            Hadson     Small
                                           Totals       Co.     Llano    Nmesco      HGGP     HERMI   Equador     Power
Beginning retained earnings                 2,321       173   (37,834)   36,243     6,998                (765)   (2,494)

Net income                                 (2,600)      331    (4,183)      (79)    1,331         0         0         0

Dividends                                       0

Other                                           0

Ending retained earnings                     (279)      504   (42,017)   36,164     8,329         0      (765)   (2,494)


HADSON GAS SYSTEMS INC.                                               Exhibit A
Consolidating Balance Sheet
ASSETS
December 31, 1995


                                                               Hadson
                                                                  Gas
                                           Totals     Adj's   Systems      HESI
UTILITY PLANT:
Electric                                        0
Gas                                             0
Common                                          0
  Original cost                                 0         0         0         0
Acc depreciation                                0
  Net utility plant                             0         0         0         0
Construction in progress                        0
  Net utility plant                             0         0         0         0

OTHER PROPERTY AND INVESTMENTS:
Investments in affiliates                       0
Investments in subsidiaries                     0
Non-utility property and plant, net           125                 125
Other                                       9,654               9,654
  Total other prop and investments          9,779         0     9,779         0

CURRENT ASSETS:
Cash and temporary investments               (630)               (630)
Marketable securities                           0
Accounts receivable (net)                 171,979             171,979
Materials and supplies:
  Fuel                                          0
  Gas stored underground                   13,031              13,022         9
  Other                                         0
Prepayments and other                      22,186              22,186
  Total current assets                    206,566         0   206,557         9

DEFERRED DEBITS:
Unamortized debt expense                        0
Regulatory assets                               0
Goodwill, net                                   0
Other                                           0
  Total deferred debits                         0         0         0         0
    Total assets                          216,345         0   216,336         9


HADSON GAS SYSTEMS INC.                                               Exhibit A
Consolidating Balance Sheet
CAPITAL AND LIABILITIES
December 31, 1995


                                                               Hadson
                                                                  Gas
                                           Totals     Adj's   Systems      HESI
CAPITALIZATION:
Common stock                                    0
Common stock expense                            0
Additional paid-in capital                  5,979               5,979
Unreal loss on marketable securities            0
Retained earnings                           7,237               6,802       435
  Total common equity                      13,216         0    12,781       435

Cumulative preferred stock                      0

Long-term debt:
  First mortgage bonds                          0
  Unamortized premium                           0
    Total debt                                  0         0         0         0
      Total capitalization                 13,216         0    12,781       435

CURRENT LIABILITIES:
Long-term debt due w/in 1 year                  0
Notes payable                                   0
Accounts payable                          156,370             156,266       104
Dividends payable                               0
Accrued taxes                                   0
Accrued interest                                0
Trimble County settlement                       0
Intercompany accounts                      34,181              34,711      (530)
Other                                      12,432              12,432
  Total current liabilities               202,983         0   203,409      (426)

DEFERRED CREDITS:
Accum deferred income taxes                   (24)                (24)
ITC, in process of amortization                 0
Acc prov for pensions                           0
Cust advances for construction                  0
Regulatory liability                            0
Other                                         170                 170
  Total deferred credits                      146         0       146         0
    Total capital and liabilities         216,345         0   216,336         9


HADSON GAS SYSTEMS INC.                                               Exhibit A
Consolidating Income Statement
Year Ended December 31, 1995


                                                               Hadson
                                                                  Gas
                                           Totals     Adj's   Systems      HESI
REVENUES:
Electric utility                                0
Refund - Trimble Co settlement                  0
Gas utility                                     0
Non-utility                               543,847             543,847
  Total revenues                          543,847         0   543,847         0

COST OF REVENUES:
Fuel and power purchased                        0
Gas supply expenses                             0
Non-utility                              (533,315)           (533,315)
  Total cost of revenues                 (533,315)        0  (533,315)        0

Gross profit                               10,532         0    10,532         0

OPERATING EXPENSES:
Operation and maintenance:
  Utility                                       0
  Non-utility                              (7,202)             (7,202)
Depreciation and amortization                (976)               (976)
  Total operating expenses                 (8,178)        0    (8,178)        0

Equity in earnings                              0

OPERATING INCOME                            2,354         0     2,354         0

Interco chargebacks                        (2,550)             (2,550)

Other income and deductions                    62                  62
Interco int income (expense)                    0
Interest charges                                0

INCOME BEFORE INCOME TAXES                   (134)        0      (134)        0

Income taxes                                    0

NET INCOME BEFORE PFD DIVIDENDS              (134)        0      (134)        0


HADSON GAS SYSTEMS INC.                                               Exhibit A
Consol'g Income Stmt - (cont.)
Year Ended December 31, 1995


                                                               Hadson
                                                                  Gas
                                           Totals     Adj's   Systems      HESI
NET INCOME BEFORE PFD DIVIDENDS              (134)        0      (134)        0

Preferred dividends                             0

NET INCOME AVAILABLE FOR COMMON              (134)        0      (134)        0


HADSON GAS SYSTEMS INC.                                               Exhibit A
Consolidating Statement of
  Retained Earnings
Year Ended December 31, 1995


                                                               Hadson
                                                                  Gas
                                           Totals     Adj's   Systems      HESI
Beginning retained earnings                 7,371               6,936       435

Net income                                   (134)        0      (134)        0

Dividends                                       0

Other                                           0

Ending retained earnings                    7,237         0     6,802       435


NuHPI Inc.                                                                      Exhibit A
Consolidating Balance Sheet
ASSETS
December 31, 1995

                                                                         Ultra-    Hadson
                                                                          power     Power
                                                                NuHPI    Energy      Live
                                           Totals     Adj's      Inc.   Resrces       Oak
UTILITY PLANT:
Electric                                        0
Gas                                             0
Common                                          0
  Original cost                                 0         0         0         0         0
Acc depreciation                                0
  Net utility plant                             0         0         0         0         0
Construction in progress                        0
  Net utility plant                             0         0         0         0         0

OTHER PROPERTY AND INVESTMENTS:
Investments in affiliates                       0
Investments in subsidiaries                   586                 586
Non-utility property and plant, net             0
Other                                           0
  Total other prop and investments            586         0       586         0         0

CURRENT ASSETS:
Cash and temporary investments                  0
Marketable securities                           0
Accounts receivable (net)                       0
Materials and supplies:
  Fuel                                          0
  Gas stored underground                        0
  Other                                         0
Prepayments and other                           0
  Total current assets                          0         0         0         0         0

DEFERRED DEBITS:
Unamortized debt expense                        0
Regulatory assets                               0
Goodwill, net                                   0
Other                                           0
  Total deferred debits                         0         0         0         0         0
    Total assets                              586         0       586         0         0


NuHPI Inc.                                                                      Exhibit A
Consolidating Balance Sheet
CAPITAL AND LIABILITIES
December 31, 1995

                                                                         Ultra-    Hadson
                                                                          power     Power
                                                                NuHPI    Energy      Live
                                           Totals     Adj's      Inc.   Resrces       Oak
CAPITALIZATION:
Common stock                                    0
Common stock expense                            0
Additional paid-in capital                      0
Unreal loss on marketable securities            0
Retained earnings                          (7,295)             (7,295)
  Total common equity                      (7,295)        0    (7,295)        0         0

Cumulative preferred stock                      0

Long-term debt:
  First mortgage bonds                          0
  Unamortized premium                           0
    Total debt                                  0         0         0         0         0
      Total capitalization                 (7,295)        0    (7,295)        0         0

CURRENT LIABILITIES:
Long-term debt due w/in 1 year                  0
Notes payable                                   0
Accounts payable                                0
Dividends payable                               0
Accrued taxes                                   0
Accrued interest                                0
Trimble County settlement                       0
Intercompany accounts                       7,881               7,881
Other                                           0
  Total current liabilities                 7,881         0     7,881         0         0

DEFERRED CREDITS:
Accum deferred income taxes                     0
ITC, in process of amortization                 0
Acc prov for pensions                           0
Cust advances for construction                  0
Regulatory liability                            0
Other                                           0
  Total deferred credits                        0         0         0         0         0
    Total capital and liabilities             586         0       586         0         0


NuHPI Inc.                                                                      Exhibit A
Consolidating Income Statement
Year Ended December 31, 1995

                                                                         Ultra-    Hadson
                                                                          power     Power
                                                                NuHPI    Energy      Live
                                           Totals     Adj's      Inc.   Resrces       Oak
REVENUES:
Electric utility                                0
Refund - Trimble Co settlement                  0
Gas utility                                     0
Non-utility                                     0
  Total revenues                                0         0         0         0         0

COST OF REVENUES:
Fuel and power purchased                        0
Gas supply expenses                             0
Non-utility                                     0
  Total cost of revenues                        0         0         0         0         0

Gross profit                                    0         0         0         0         0

OPERATING EXPENSES:
Operation and maintenance:
  Utility                                       0
  Non-utility                                   0
Depreciation and amortization                   0
  Total operating expenses                      0         0         0         0         0

Equity in earnings                              0

OPERATING INCOME                                0         0         0         0         0

Interco chargebacks                             0

Other income and deductions                     0
Interco int income (expense)                    0
Interest charges                                0

INCOME BEFORE INCOME TAXES                      0         0         0         0         0

Income taxes                                    0

NET INCOME BEFORE PFD DIVIDENDS                 0         0         0         0         0


NuHPI Inc.                                                                      Exhibit A
Consol'g Income Stmt - (cont.)
Year Ended December 31, 1995

                                                                         Ultra-    Hadson
                                                                          power     Power
                                                                NuHPI    Energy      Live
                                           Totals     Adj's      Inc.   Resrces       Oak
NET INCOME BEFORE PFD DIVIDENDS                 0         0         0         0         0

Preferred dividends                             0

NET INCOME AVAILABLE FOR COMMON                 0         0         0         0         0


NuHPI Inc.                                                                      Exhibit A
Consolidating Statement of
  Retained Earnings
Year Ended December 31, 1995

                                                                         Ultra-    Hadson
                                                                          power     Power
                                                                NuHPI    Energy      Live
                                           Totals     Adj's      Inc.   Resrces       Oak
Beginning retained earnings                (7,295)             (7,295)

Net income                                      0         0         0         0         0

Dividends                                       0

Other                                           0

Ending retained earnings                   (7,295)        0    (7,295)        0         0


HD Energy Corp.                                                                                     Exhibit A
Consolidating Balance Sheet
ASSETS
December 31, 1995


                                                                   HD              Ultra-    Ultra-
                                                               Energy    Ultra-     fuels   systems     NuHPI
                                           Totals     Adj's     Corp.   fuels 1      Inc.     Int'l      Inc.
UTILITY PLANT:
Electric                                        0                                                           0
Gas                                             0                                                           0
Common                                          0                                                           0
  Original cost                                 0         0         0         0         0         0         0
Acc depreciation                                0                                                           0
  Net utility plant                             0         0         0         0         0         0         0
Construction in progress                        0                                                           0
  Net utility plant                             0         0         0         0         0         0         0

OTHER PROPERTY AND INVESTMENTS:
Investments in affiliates                       0                                                           0
Investments in subsidiaries                     0    10,502   (11,088)                                    586
Non-utility property and plant, net             0                                                           0
Other                                           0                                                           0
  Total other prop and investments              0    10,502   (11,088)        0         0         0       586

CURRENT ASSETS:
Cash and temporary investments                  0                                                           0
Marketable securities                           0                                                           0
Accounts receivable (net)                       0                                                           0
Materials and supplies:
  Fuel                                          0                                                           0
  Gas stored underground                        0                                                           0
  Other                                         0                                                           0
Prepayments and other                           0                                                           0
  Total current assets                          0         0         0         0         0         0         0

DEFERRED DEBITS:
Unamortized debt expense                        0                                                           0
Regulatory assets                               0                                                           0
Goodwill, net                                   0                                                           0
Other                                           0                                                           0
  Total deferred debits                         0         0         0         0         0         0         0
    Total assets                                0    10,502   (11,088)        0         0         0       586


HD Energy Corp.                                                                                     Exhibit A
Consolidating Balance Sheet
CAPITAL AND LIABILITIES
December 31, 1995


                                                                   HD              Ultra-    Ultra-
                                                               Energy    Ultra-     fuels   systems     NuHPI
                                           Totals     Adj's     Corp.   fuels 1      Inc.     Int'l      Inc.
CAPITALIZATION:
Common stock                                    0      (351)                  1       100       250         0
Common stock expense                            0                                                           0
Additional paid-in capital                (12,679)    4,643   (12,679)             (4,643)                  0
Unreal loss on marketable securities            0                                                           0
Retained earnings                          14,322     6,796    14,869                 (48)             (7,295)
  Total common equity                       1,643    11,088     2,190         1    (4,591)      250    (7,295)

Cumulative preferred stock                      0                                                           0

Long-term debt:
  First mortgage bonds                          0                                                           0
  Unamortized premium                           0                                                           0
    Total debt                                  0         0         0         0         0         0         0
      Total capitalization                  1,643    11,088     2,190         1    (4,591)      250    (7,295)

CURRENT LIABILITIES:
Long-term debt due w/in 1 year                  0                                                           0
Notes payable                                   0                                                           0
Accounts payable                                0                                                           0
Dividends payable                               0                                                           0
Accrued taxes                                   0                                                           0
Accrued interest                                0                                                           0
Trimble County settlement                       0                                                           0
Intercompany accounts                      (1,643)     (586)  (13,278)       (1)    4,591      (250)    7,881
Other                                           0                                                           0
  Total current liabilities                (1,643)     (586)  (13,278)       (1)    4,591      (250)    7,881

DEFERRED CREDITS:
Accum deferred income taxes                     0                                                           0
ITC, in process of amortization                 0                                                           0
Acc prov for pensions                           0                                                           0
Cust advances for construction                  0                                                           0
Regulatory liability                            0                                                           0
Other                                           0                                                           0
  Total deferred credits                        0         0         0         0         0         0         0
    Total capital and liabilities               0    10,502   (11,088)        0         0         0       586


HD Energy Corp.                                                                                     Exhibit A
Consolidating Income Statement
Year Ended December 31, 1995


                                                                   HD              Ultra-    Ultra-
                                                               Energy    Ultra-     fuels   systems     NuHPI
                                           Totals     Adj's     Corp.   fuels 1      Inc.     Int'l      Inc.
REVENUES:
Electric utility                                0                                                           0
Refund - Trimble Co settlement                  0                                                           0
Gas utility                                     0                                                           0
Non-utility                                     0                                                           0
  Total revenues                                0         0         0         0         0         0         0

COST OF REVENUES:
Fuel and power purchased                        0                                                           0
Gas supply expenses                             0                                                           0
Non-utility                                     0                                                           0
  Total cost of revenues                        0         0         0         0         0         0         0

Gross profit                                    0         0         0         0         0         0         0

OPERATING EXPENSES:
Operation and maintenance:
  Utility                                       0                                                           0
  Non-utility                                   0                                                           0
Depreciation and amortization                   0                                                           0
  Total operating expenses                      0         0         0         0         0         0         0

Equity in earnings                              0                                                           0

OPERATING INCOME                                0         0         0         0         0         0         0

Interco chargebacks                             0                                                           0

Other income and deductions                     0                                                           0
Interco int income (expense)                    0                                                           0
Interest charges                                0                                                           0

INCOME BEFORE INCOME TAXES                      0         0         0         0         0         0         0

Income taxes                                    0                                                           0

NET INCOME BEFORE PFD DIVIDENDS                 0         0         0         0         0         0         0


HD Energy Corp.                                                                                     Exhibit A
Consol'g Income Stmt - (cont.)
Year Ended December 31, 1995


                                                                   HD              Ultra-    Ultra-
                                                               Energy    Ultra-     fuels   systems     NuHPI
                                           Totals     Adj's     Corp.   fuels 1      Inc.     Int'l      Inc.
NET INCOME BEFORE PFD DIVIDENDS                 0         0         0         0         0         0         0

Preferred dividends                             0                                                           0

NET INCOME AVAILABLE FOR COMMON                 0         0         0         0         0         0         0


HD Energy Corp.                                                                                     Exhibit A
Consolidating Statement of
  Retained Earnings
Year Ended December 31, 1995


                                                                   HD              Ultra-    Ultra-
                                                               Energy    Ultra-     fuels   systems     NuHPI
                                           Totals     Adj's     Corp.   fuels 1      Inc.     Int'l      Inc.
Beginning retained earnings                14,322     6,796    14,869                 (48)             (7,295)

Net income                                      0         0         0         0         0         0         0

Dividends                                       0                                                           0

Other                                           0                                                           0

Ending retained earnings                   14,322     6,796    14,869         0       (48)        0    (7,295)


LG&E ENERGY SYSTEMS INC.                                                                  Exhibit A
Consolidating Balance Sheet - Part 1
ASSETS
December 31, 1995

                                                                           LG&E      LG&E
                                                                 LG&E    Energy    Inter-    Totals
                                                                Power   Systems  national      From
                                             Cons     Adj's      Inc.      Inc.      Inc.    Part 2
UTILITY PLANT:
Electric                                        0                   0                   0         0
Gas                                             0                   0                   0         0
Common                                          0                   0                   0         0
  Original cost                                 0         0         0         0         0         0
Acc depreciation                                0                   0                   0         0
  Net utility plant                             0         0         0         0         0         0
Construction in progress                        0                   0                   0         0
  Net utility plant                             0         0         0         0         0         0

OTHER PROPERTY AND INVESTMENTS:
Investments in affiliates                 123,338             101,125              22,213         0
Investments in subsidiaries                     0  (147,001)        0   147,001         0         0
Non-utility property and plant, net         2,921               2,921                   0         0
Other                                       9,858               9,858                   0         0
  Total other prop and investments        136,117  (147,001)  113,904   147,001    22,213         0

CURRENT ASSETS:
Cash and temporary investments              4,542    (1,548)       46     5,998         0        46
Marketable securities                       8,611      (115)        0                   0     8,726
Accounts receivable (net)                  12,725              12,725                   0         0
Materials and supplies:
  Fuel                                          0                   0                   0         0
  Gas stored underground                        0                   0                   0         0
  Other                                         0                   0                   0         0
Prepayments and other                       1,516               1,516                   0         0
  Total current assets                     27,394    (1,663)   14,287     5,998         0     8,772

DEFERRED DEBITS:
Unamortized debt expense                        0                   0                   0         0
Regulatory assets                               0                   0                   0         0
Goodwill, net                              14,479              14,479                   0         0
Other                                       3,032                 351               2,681         0
  Total deferred debits                    17,511         0    14,830         0     2,681         0
    Total assets                          181,022  (148,664)  143,021   152,999    24,894     8,772


LG&E ENERGY SYSTEMS INC.                                                                  Exhibit A
Consolidating Balance Sheet - Part 1
CAPITAL AND LIABILITIES
December 31, 1995

                                                                           LG&E      LG&E
                                                                 LG&E    Energy    Inter-    Totals
                                                                Power   Systems  national      From
                                             Cons     Adj's      Inc.      Inc.      Inc.    Part 2
CAPITALIZATION:
Common stock                                    1                   0         1         0         0
Common stock expense                            0                   0                   0         0
Additional paid-in capital                 80,000   (90,298)   61,034    80,000    24,462     4,802
Unreal loss on marketable securities          534                   0                   0       534
Retained earnings                          31,356   (56,699)   33,048    31,890    (1,264)   24,381
  Total common equity                     111,891  (146,997)   94,082   111,891    23,198    29,717

Cumulative preferred stock                      0                   0                   0         0

Long-term debt:
  First mortgage bonds                          0                   0                   0         0
  Unamortized premium                           0                   0                   0         0
    Total debt                                  0         0         0         0         0         0
      Total capitalization                111,891  (146,997)   94,082   111,891    23,198    29,717

CURRENT LIABILITIES:
Long-term debt due w/in 1 year                  0                   0                   0         0
Notes payable                              47,000                   0    47,000         0         0
Accounts payable                           10,141    (1,667)   11,712        92         4         0
Dividends payable                               0                   0                   0         0
Accrued taxes                               6,479                 568      (610)     (375)    6,896
Accrued interest                              144                   0       144         0         0
Trimble County settlement                       0                   0                   0         0
Intercompany accounts                     (43,558)            (13,867)   (5,444)    1,998   (26,245)
Other                                       5,689               5,507       176         0         6
  Total current liabilities                25,895    (1,667)    3,920    41,358     1,627   (19,343)

DEFERRED CREDITS:
Accum deferred income taxes                 3,711               5,494      (250)       69    (1,602)
ITC, in process of amortization                 0                   0                   0         0
Acc prov for pensions                           0                   0                   0         0
Cust advances for construction                  0                   0                   0         0
Regulatory liability                            0                   0                   0         0
Other                                      39,525              39,525                   0         0
  Total deferred credits                   43,236         0    45,019      (250)       69    (1,602)
    Total capital and liabilities         181,022  (148,664)  143,021   152,999    24,894     8,772


LG&E ENERGY SYSTEMS INC.                                                                  Exhibit A
Consolidating Income Statement - Part 1
Year Ended December 31, 1995

                                                                           LG&E      LG&E
                                                                 LG&E    Energy    Inter-    Totals
                                                                Power   Systems  national      From
                                             Cons     Adj's      Inc.      Inc.      Inc.    Part 2
REVENUES:
Electric utility                                0                   0                   0         0
Refund - Trimble Co settlement                  0                   0                   0         0
Gas utility                                     0                   0                   0         0
Non-utility                                60,816              60,816                   0         0
  Total revenues                           60,816         0    60,816         0         0         0

COST OF REVENUES:
Fuel and power purchased                        0                   0                   0         0
Gas supply expenses                             0                   0                   0         0
Non-utility                               (58,506)            (58,506)                  0         0
  Total cost of revenues                  (58,506)        0   (58,506)        0         0         0

Gross profit                                2,310         0     2,310         0         0         0

OPERATING EXPENSES:
Operation and maintenance:
  Utility                                       0                   0                   0         0
  Non-utility                             (11,211)             (8,417)     (944)   (1,603)     (247)
Depreciation and amortization              (1,189)             (1,189)                  0         0
  Total operating expenses                (12,400)        0    (9,606)     (944)   (1,603)     (247)

Equity in earnings                         28,158   (17,747)   28,734    17,747      (576)        0

OPERATING INCOME                           18,068   (17,747)   21,438    16,803    (2,179)     (247)

Interco chargebacks                             0              (1,900)    1,900         0         0

Other income and deductions                 5,486                  42       811         0     4,633
Interco int income (expense)                  312                 530      (218)        0         0
Interest charges                           (1,751)                 (2)   (2,757)    1,008         0

INCOME BEFORE INCOME TAXES                 22,115   (17,747)   20,108    16,539    (1,171)    4,386

Income taxes                               (5,643)             (6,882)      467       410       362

NET INCOME BEFORE PFD DIVIDENDS            16,472   (17,747)   13,226    17,006      (761)    4,748


LG&E ENERGY SYSTEMS INC.                                                                  Exhibit A
Consol'g Income Stmt - Part 1 (cont.)
Year Ended December 31, 1995

                                                                           LG&E      LG&E
                                                                 LG&E    Energy    Inter-    Totals
                                                                Power   Systems  national      From
                                             Cons     Adj's      Inc.      Inc.      Inc.    Part 2
NET INCOME BEFORE PFD DIVIDENDS            16,472   (17,747)   13,226    17,006      (761)    4,748

Preferred dividends                             0                   0                   0         0

NET INCOME AVAILABLE FOR COMMON            16,472   (17,747)   13,226    17,006      (761)    4,748


LG&E ENERGY SYSTEMS INC.                                                                  Exhibit A
Consolidating Statement of
  Retained Earnings - Part 1
Year Ended December 31, 1995

                                                                           LG&E      LG&E
                                                                 LG&E    Energy    Inter-    Totals
                                                                Power   Systems  national      From
                                             Cons     Adj's      Inc.      Inc.      Inc.    Part 2
Beginning retained earnings                62,884   (80,688)   19,822    62,884      (503)   61,369

Net income                                 16,472   (17,747)   13,226    17,006      (761)    4,748

Dividends                                 (48,000)   41,736         0   (48,000)        0   (41,736)

Other                                           0                   0                   0         0

Ending retained earnings                   31,356   (56,699)   33,048    31,890    (1,264)   24,381


LG&E ENERGY SYSTEMS INC.                                                        Exhibit A
Consolidating Balance Sheet - Part 2
ASSETS
December 31, 1995


                                                   LG&E Gas  LG&E Gas
                                                    Market-   Market-
                                           Totals       ing    ing II     LNGCG     LNGCL
UTILITY PLANT:
Electric                                        0
Gas                                             0
Common                                          0
  Original cost                                 0         0         0         0         0
Acc depreciation                                0
  Net utility plant                             0         0         0         0         0
Construction in progress                        0
  Net utility plant                             0         0         0         0         0

OTHER PROPERTY AND INVESTMENTS:
Investments in affiliates                       0
Investments in subsidiaries                     0
Non-utility property and plant, net             0
Other                                           0
  Total other prop and investments              0         0         0         0         0

CURRENT ASSETS:
Cash and temporary investments                 46                             3        43
Marketable securities                       8,726                                   8,726
Accounts receivable (net)                       0
Materials and supplies:
  Fuel                                          0
  Gas stored underground                        0
  Other                                         0
Prepayments and other                           0
  Total current assets                      8,772         0         0         3     8,769

DEFERRED DEBITS:
Unamortized debt expense                        0
Regulatory assets                               0
Goodwill, net                                   0
Other                                           0
  Total deferred debits                         0         0         0         0         0
    Total assets                            8,772         0         0         3     8,769


LG&E ENERGY SYSTEMS INC.                                                        Exhibit A
Consolidating Balance Sheet - Part 2
CAPITAL AND LIABILITIES
December 31, 1995


                                                   LG&E Gas  LG&E Gas
                                                    Market-   Market-
                                           Totals       ing    ing II     LNGCG     LNGCL
CAPITALIZATION:
Common stock                                    0
Common stock expense                            0
Additional paid-in capital                  4,802                           693     4,109
Unreal loss on marketable securities          534                                     534
Retained earnings                          24,381                           590    23,791
  Total common equity                      29,717         0         0     1,283    28,434

Cumulative preferred stock                      0

Long-term debt:
  First mortgage bonds                          0
  Unamortized premium                           0
    Total debt                                  0         0         0         0         0
      Total capitalization                 29,717         0         0     1,283    28,434

CURRENT LIABILITIES:
Long-term debt due w/in 1 year                  0
Notes payable                                   0
Accounts payable                                0
Dividends payable                               0
Accrued taxes                               6,896                            74     6,822
Accrued interest                                0
Trimble County settlement                       0
Intercompany accounts                     (26,245)                       (1,327)  (24,918)
Other                                           6                                       6
  Total current liabilities               (19,343)        0         0    (1,253)  (18,090)

DEFERRED CREDITS:
Accum deferred income taxes                (1,602)                          (27)   (1,575)
ITC, in process of amortization                 0
Acc prov for pensions                           0
Cust advances for construction                  0
Regulatory liability                            0
Other                                           0
  Total deferred credits                   (1,602)        0         0       (27)   (1,575)
    Total capital and liabilities           8,772         0         0         3     8,769


LG&E ENERGY SYSTEMS INC.                                                        Exhibit A
Consolidating Income Statement - Part 2
Year Ended December 31, 1995


                                                   LG&E Gas  LG&E Gas
                                                    Market-   Market-
                                           Totals       ing    ing II     LNGCG     LNGCL
REVENUES:
Electric utility                                0
Refund - Trimble Co settlement                  0
Gas utility                                     0
Non-utility                                     0
  Total revenues                                0         0         0         0         0

COST OF REVENUES:
Fuel and power purchased                        0
Gas supply expenses                             0
Non-utility                                     0
  Total cost of revenues                        0         0         0         0         0

Gross profit                                    0         0         0         0         0

OPERATING EXPENSES:
Operation and maintenance:
  Utility                                       0
  Non-utility                                (247)                          (11)     (236)
Depreciation and amortization                   0
  Total operating expenses                   (247)        0         0       (11)     (236)

Equity in earnings                              0

OPERATING INCOME                             (247)        0         0       (11)     (236)

Interco chargebacks                             0

Other income and deductions                 4,633                                   4,633
Interco int income (expense)                    0
Interest charges                                0

INCOME BEFORE INCOME TAXES                  4,386         0         0       (11)    4,397

Income taxes                                  362                             8       354

NET INCOME BEFORE PFD DIVIDENDS             4,748         0         0        (3)    4,751


LG&E ENERGY SYSTEMS INC.                                                        Exhibit A
Consol'g Income Stmt - Part 2 (cont.)
Year Ended December 31, 1995


                                                   LG&E Gas  LG&E Gas
                                                    Market-   Market-
                                           Totals       ing    ing II     LNGCG     LNGCL
NET INCOME BEFORE PFD DIVIDENDS             4,748         0         0        (3)    4,751

Preferred dividends                             0

NET INCOME AVAILABLE FOR COMMON             4,748         0         0        (3)    4,751


LG&E ENERGY SYSTEMS INC.                                                        Exhibit A
Consolidating Statement of
  Retained Earnings - Part 2
Year Ended December 31, 1995


                                                   LG&E Gas  LG&E Gas
                                                    Market-   Market-
                                           Totals       ing    ing II     LNGCG     LNGCL
Beginning retained earnings                61,369                           593    60,776

Net income                                  4,748         0         0        (3)    4,751

Dividends                                 (41,736)                                (41,736)

Other                                           0

Ending retained earnings                   24,381         0         0       590    23,791


LG&E INTERNATIONAL INC.                                                                             Exhibit A
Consolidating Balance Sheet
ASSETS
December 31, 1995
                                                                                              (EWG)     (EWG)
                                                                 LG&E                          LG&E      LG&E
                                                               Inter-      LG&E               Power Power Ar-
                                                             national   Mendoza  LPI Ven-     Spain   gentina
                                           Totals     Adj's      Inc.  Services  ezuela I      Inc.   I, Inc.
UTILITY PLANT:
Electric                                        0
Gas                                             0
Common                                          0
  Original cost                                 0         0         0         0         0         0         0
Acc depreciation                                0
  Net utility plant                             0         0         0         0         0         0         0
Construction in progress                        0
  Net utility plant                             0         0         0         0         0         0         0

OTHER PROPERTY AND INVESTMENTS:
Investments in affiliates                  22,213                                             3,924    18,289
Investments in subsidiaries                     0
Non-utility property and plant, net             0
Other                                           0
  Total other prop and investments         22,213         0         0         0         0     3,924    18,289

CURRENT ASSETS:
Cash and temporary investments                  0
Marketable securities                           0
Accounts receivable (net)                       0
Materials and supplies:
  Fuel                                          0
  Gas stored underground                        0
  Other                                         0
Prepayments and other                           0
  Total current assets                          0         0         0         0         0         0         0

DEFERRED DEBITS:
Unamortized debt expense                        0
Regulatory assets                               0
Goodwill, net                                   0
Other                                       2,681                                                       2,681
  Total deferred debits                     2,681         0         0         0         0         0     2,681
    Total assets                           24,894         0         0         0         0     3,924    20,970


LG&E INTERNATIONAL INC.                                                                             Exhibit A
Consolidating Balance Sheet
CAPITAL AND LIABILITIES
December 31, 1995
                                                                                              (EWG)     (EWG)
                                                                 LG&E                          LG&E      LG&E
                                                               Inter-      LG&E               Power Power Ar-
                                                             national   Mendoza  LPI Ven-     Spain   gentina
                                           Totals     Adj's      Inc.  Services  ezuela I      Inc.   I, Inc.
CAPITALIZATION:
Common stock                                    0
Common stock expense                            0
Additional paid-in capital                 24,462                                             4,500    19,962
Unreal loss on marketable securities            0
Retained earnings                          (1,264)             (1,541)       (2)               (374)      653
  Total common equity                      23,198         0    (1,541)       (2)        0     4,126    20,615

Cumulative preferred stock                      0

Long-term debt:
  First mortgage bonds                          0
  Unamortized premium                           0
    Total debt                                  0         0         0         0         0         0         0
      Total capitalization                 23,198         0    (1,541)       (2)        0     4,126    20,615

CURRENT LIABILITIES:
Long-term debt due w/in 1 year                  0
Notes payable                                   0
Accounts payable                                4                                                           4
Dividends payable                               0
Accrued taxes                                (375)               (374)                                     (1)
Accrued interest                                0
Trimble County settlement                       0
Intercompany accounts                       1,998               1,996         2
Other                                           0
  Total current liabilities                 1,627         0     1,622         2         0         0         3

DEFERRED CREDITS:
Accum deferred income taxes                    69                 (81)                         (202)      352
ITC, in process of amortization                 0
Acc prov for pensions                           0
Cust advances for construction                  0
Regulatory liability                            0
Other                                           0
  Total deferred credits                       69         0       (81)        0         0      (202)      352
    Total capital and liabilities          24,894         0         0         0         0     3,924    20,970


LG&E INTERNATIONAL INC.                                                                             Exhibit A
Consolidating Income Statement
Year Ended December 31, 1995
                                                                                              (EWG)     (EWG)
                                                                 LG&E                          LG&E      LG&E
                                                               Inter-      LG&E               Power Power Ar-
                                                             national   Mendoza  LPI Ven-     Spain   gentina
                                           Totals     Adj's      Inc.  Services  ezuela I      Inc.   I, Inc.
REVENUES:
Electric utility                                0
Refund - Trimble Co settlement                  0
Gas utility                                     0
Non-utility                                     0
  Total revenues                                0         0         0         0         0         0         0

COST OF REVENUES:
Fuel and power purchased                        0
Gas supply expenses                             0
Non-utility                                     0
  Total cost of revenues                        0         0         0         0         0         0         0

Gross profit                                    0         0         0         0         0         0         0

OPERATING EXPENSES:
Operation and maintenance:
  Utility                                       0
  Non-utility                              (1,603)             (1,599)                                     (4)
Depreciation and amortization                   0
  Total operating expenses                 (1,603)        0    (1,599)        0         0         0        (4)

Equity in earnings                           (576)                                             (576)

OPERATING INCOME                           (2,179)        0    (1,599)        0         0      (576)       (4)

Interco chargebacks                             0

Other income and deductions                     0
Interco int income (expense)                    0
Interest charges                            1,008                                                       1,008

INCOME BEFORE INCOME TAXES                 (1,171)        0    (1,599)        0         0      (576)    1,004

Income taxes                                  410                 559                           202      (351)

NET INCOME BEFORE PFD DIVIDENDS              (761)        0    (1,040)        0         0      (374)      653


LG&E INTERNATIONAL INC.                                                                             Exhibit A
Consol'g Income Stmt - (cont.)
Year Ended December 31, 1995
                                                                                              (EWG)     (EWG)
                                                                 LG&E                          LG&E      LG&E
                                                               Inter-      LG&E               Power Power Ar-
                                                             national   Mendoza  LPI Ven-     Spain   gentina
                                           Totals     Adj's      Inc.  Services  ezuela I      Inc.   I, Inc.
NET INCOME BEFORE PFD DIVIDENDS              (761)        0    (1,040)        0         0      (374)      653

Preferred dividends                             0

NET INCOME AVAILABLE FOR COMMON              (761)        0    (1,040)        0         0      (374)      653


LG&E INTERNATIONAL INC.                                                                             Exhibit A
Consolidating Statement of
  Retained Earnings
Year Ended December 31, 1995
                                                                                              (EWG)     (EWG)
                                                                 LG&E                          LG&E      LG&E
                                                               Inter-      LG&E               Power Power Ar-
                                                             national   Mendoza  LPI Ven-     Spain   gentina
                                           Totals     Adj's      Inc.  Services  ezuela I      Inc.   I, Inc.
Beginning retained earnings                  (503)               (501)       (2)

Net income                                   (761)        0    (1,040)        0         0      (374)      653

Dividends                                       0

Other                                           0

Ending retained earnings                   (1,264)        0    (1,541)       (2)        0      (374)      653


LG&E POWER INC.                                                                                     Exhibit A
Consolidating Balance Sheet - Part 1
ASSETS
December 31, 1995
                                                                                    (EWG)
                                                                 LG&E    Ultra-      LG&E
                                                                Power   systems     Power      LG&E    Totals
                                                               Engr &  Const Co      Oper     Power      From
                                           Totals     Adj's     Const   Co, Inc  Services      Inc.    Part 2
UTILITY PLANT:
Electric                                        0                   0                                       0
Gas                                             0                   0                                       0
Common                                          0                   0                                       0
  Original cost                                 0         0         0         0         0         0         0
Acc depreciation                                0                   0                                       0
  Net utility plant                             0         0         0         0         0         0         0
Construction in progress                        0                   0                                       0
  Net utility plant                             0         0         0         0         0         0         0

OTHER PROPERTY AND INVESTMENTS:
Investments in affiliates                 101,125                   0                                 101,125
Investments in subsidiaries                     0   (17,595)        0                        12,204     5,391
Non-utility property and plant, net         2,921                  88                  98     1,150     1,585
Other                                       9,858                   0               9,858                   0
  Total other prop and investments        113,904   (17,595)       88         0     9,956    13,354   108,101

CURRENT ASSETS:
Cash and temporary investments                 46     1,663       169                (129)     (300)   (1,357)
Marketable securities                           0                   0                                       0
Accounts receivable (net)                  12,725               1,356               1,636               9,733
Materials and supplies:
  Fuel                                          0                   0                                       0
  Gas stored underground                        0                   0                                       0
  Other                                         0                   0                                       0
Prepayments and other                       1,516                 750                   2       643       121
  Total current assets                     14,287     1,663     2,275         0     1,509       343     8,497

DEFERRED DEBITS:
Unamortized debt expense                        0                   0                                       0
Regulatory assets                               0                   0                                       0
Goodwill, net                              14,479                   0                                  14,479
Other                                         351                   0                  11       329        11
  Total deferred debits                    14,830         0         0         0        11       329    14,490
    Total assets                          143,021   (15,932)    2,363         0    11,476    14,026   131,088


LG&E POWER INC.                                                                                     Exhibit A
Consolidating Balance Sheet - Part 1
CAPITAL AND LIABILITIES
December 31, 1995
                                                                                    (EWG)
                                                                 LG&E    Ultra-      LG&E
                                                                Power   systems     Power      LG&E    Totals
                                                               Engr &  Const Co      Oper     Power      From
                                           Totals     Adj's     Const   Co, Inc  Services      Inc.    Part 2
CAPITALIZATION:
Common stock                                    0      (304)      112       186         2                   4
Common stock expense                            0                   0                                       0
Additional paid-in capital                 61,034   (17,291)        0                        61,034    17,291
Unreal loss on marketable securities            0                   0                                       0
Retained earnings                          33,048              10,949               3,523    (5,699)   24,275
  Total common equity                      94,082   (17,595)   11,061       186     3,525    55,335    41,570

Cumulative preferred stock                      0                   0                                       0

Long-term debt:
  First mortgage bonds                          0                   0                                       0
  Unamortized premium                           0                   0                                       0
    Total debt                                  0         0         0         0         0         0         0
      Total capitalization                 94,082   (17,595)   11,061       186     3,525    55,335    41,570

CURRENT LIABILITIES:
Long-term debt due w/in 1 year                  0                   0                                       0
Notes payable                                   0                   0                                       0
Accounts payable                           11,712     1,663     1,372                 451       410     7,816
Dividends payable                               0                   0                                       0
Accrued taxes                                 568              13,044               1,871   (12,537)   (1,810)
Accrued interest                                0                   0                                       0
Trimble County settlement                       0                   0                                       0
Intercompany accounts                     (13,867)            (52,154)     (566)    5,258   (31,118)   64,713
Other                                       5,507               2,371       380       888     1,306       562
  Total current liabilities                 3,920     1,663   (35,367)     (186)    8,468   (41,939)   71,281

DEFERRED CREDITS:
Accum deferred income taxes                 5,494             (10,287)               (687)      247    16,221
ITC, in process of amortization                 0                   0                                       0
Acc prov for pensions                           0                   0                                       0
Cust advances for construction                  0                   0                                       0
Regulatory liability                            0                   0                                       0
Other                                      39,525              36,956                 170       383     2,016
  Total deferred credits                   45,019         0    26,669         0      (517)      630    18,237
    Total capital and liabilities         143,021   (15,932)    2,363         0    11,476    14,026   131,088


LG&E POWER INC.                                                                                     Exhibit A
Consolidating Income Statement - Part 1
Year Ended December 31, 1995
                                                                                    (EWG)
                                                                 LG&E    Ultra-      LG&E
                                                                Power   systems     Power      LG&E    Totals
                                                               Engr &  Const Co      Oper     Power      From
                                           Totals     Adj's     Const   Co, Inc  Services      Inc.    Part 2
REVENUES:
Electric utility                                0                   0                                       0
Refund - Trimble Co settlement                  0                   0                                       0
Gas utility                                     0                   0                                       0
Non-utility                                60,816              11,086               4,894              44,836
  Total revenues                           60,816         0    11,086         0     4,894         0    44,836

COST OF REVENUES:
Fuel and power purchased                        0                   0                                       0
Gas supply expenses                             0                   0                                       0
Non-utility                               (58,506)             (7,318)             (3,802)            (47,386)
  Total cost of revenues                  (58,506)        0    (7,318)        0    (3,802)        0   (47,386)

Gross profit                                2,310         0     3,768         0     1,092         0    (2,550)

OPERATING EXPENSES:
Operation and maintenance:
  Utility                                       0                   0                                       0
  Non-utility                              (8,417)             (4,490)             (1,257)     (200)   (2,470)
Depreciation and amortization              (1,189)                (86)               (205)     (457)     (441)
  Total operating expenses                 (9,606)        0    (4,576)        0    (1,462)     (657)   (2,911)

Equity in earnings                         28,734                   0                 926              27,808

OPERATING INCOME                           21,438         0      (808)        0       556      (657)   22,347

Interco chargebacks                        (1,900)                  0                        (1,900)        0

Other income and deductions                    42                 187                  (7)     (354)      216
Interco int income (expense)                  530                   0                           530         0
Interest charges                               (2)                  0                  (1)       (1)        0

INCOME BEFORE INCOME TAXES                 20,108         0      (621)        0       548    (2,382)   22,563

Income taxes                               (6,882)                248                (227)      907    (7,810)

NET INCOME BEFORE PFD DIVIDENDS            13,226         0      (373)        0       321    (1,475)   14,753


LG&E POWER INC.                                                                                     Exhibit A
Consol'g Income Stmt - Part 1 (cont.)
Year Ended December 31, 1995
                                                                                    (EWG)
                                                                 LG&E    Ultra-      LG&E
                                                                Power   systems     Power      LG&E    Totals
                                                               Engr &  Const Co      Oper     Power      From
                                           Totals     Adj's     Const   Co, Inc  Services      Inc.    Part 2
NET INCOME BEFORE PFD DIVIDENDS            13,226         0      (373)        0       321    (1,475)   14,753

Preferred dividends                             0                   0                                       0

NET INCOME AVAILABLE FOR COMMON            13,226         0      (373)        0       321    (1,475)   14,753


LG&E POWER INC.                                                                                     Exhibit A
Consolidating Statement of
  Retained Earnings - Part 1
Year Ended December 31, 1995
                                                                                    (EWG)
                                                                 LG&E    Ultra-      LG&E
                                                                Power   systems     Power      LG&E    Totals
                                                               Engr &  Const Co      Oper     Power      From
                                           Totals     Adj's     Const   Co, Inc  Services      Inc.    Part 2
Beginning retained earnings                19,822              11,322               3,202    (4,224)    9,522

Net income                                 13,226         0      (373)        0       321    (1,475)   14,753

Dividends                                       0                   0                                       0

Other                                           0                   0                                       0

Ending retained earnings                   33,048         0    10,949         0     3,523    (5,699)   24,275


LG&E POWER INC.                                                       Exhibit A
Consolidating Balance Sheet - Part 2
ASSETS
December 31, 1995

                                                       LG&E      LG&E
                                                      Power     Power      LG&E
                                                      Oper-  Develop-  Power 15
                                           Totals    ations      ment      Inc.
UTILITY PLANT:
Electric                                        0         0         0
Gas                                             0         0         0
Common                                          0         0         0
  Original cost                                 0         0         0         0
Acc depreciation                                0         0         0
  Net utility plant                             0         0         0         0
Construction in progress                        0         0         0
  Net utility plant                             0         0         0         0

OTHER PROPERTY AND INVESTMENTS:
Investments in affiliates                 101,125    90,545         0    10,580
Investments in subsidiaries                 5,391     2,696     2,695
Non-utility property and plant, net         1,585         8     1,577
Other                                           0         0         0
  Total other prop and investments        108,101    93,249     4,272    10,580

CURRENT ASSETS:
Cash and temporary investments             (1,357)      (24)   (1,333)
Marketable securities                           0         0         0
Accounts receivable (net)                   9,733       785     8,948
Materials and supplies:
  Fuel                                          0         0         0
  Gas stored underground                        0         0         0
  Other                                         0         0         0
Prepayments and other                         121         1       120
  Total current assets                      8,497       762     7,735         0

DEFERRED DEBITS:
Unamortized debt expense                        0         0         0
Regulatory assets                               0         0         0
Goodwill, net                              14,479    14,479         0
Other                                          11         0        11
  Total deferred debits                    14,490    14,479        11         0
    Total assets                          131,088   108,490    12,018    10,580


LG&E POWER INC.                                                       Exhibit A
Consolidating Balance Sheet - Part 2
CAPITAL AND LIABILITIES
December 31, 1995

                                                       LG&E      LG&E
                                                      Power     Power      LG&E
                                                      Oper-  Develop-  Power 15
                                           Totals    ations      ment      Inc.
CAPITALIZATION:
Common stock                                    4         4         0
Common stock expense                            0         0         0
Additional paid-in capital                 17,291     9,205     2,695     5,391
Unreal loss on marketable securities            0         0         0
Retained earnings                          24,275    29,738    (6,543)    1,080
  Total common equity                      41,570    38,947    (3,848)    6,471

Cumulative preferred stock                      0         0         0

Long-term debt:
  First mortgage bonds                          0         0         0
  Unamortized premium                           0         0         0
    Total debt                                  0         0         0         0
      Total capitalization                 41,570    38,947    (3,848)    6,471

CURRENT LIABILITIES:
Long-term debt due w/in 1 year                  0         0         0
Notes payable                                   0         0         0
Accounts payable                            7,816       135     7,681
Dividends payable                               0         0         0
Accrued taxes                              (1,810)    2,230    (3,221)     (819)
Accrued interest                                0         0         0
Trimble County settlement                       0         0         0
Intercompany accounts                      64,713    49,637    11,567     3,509
Other                                         562       129       433
  Total current liabilities                71,281    52,131    16,460     2,690

DEFERRED CREDITS:
Accum deferred income taxes                16,221    17,089    (2,287)    1,419
ITC, in process of amortization                 0         0         0
Acc prov for pensions                           0         0         0
Cust advances for construction                  0         0         0
Regulatory liability                            0         0         0
Other                                       2,016       323     1,693
  Total deferred credits                   18,237    17,412      (594)    1,419
    Total capital and liabilities         131,088   108,490    12,018    10,580


LG&E POWER INC.                                                       Exhibit A
Consolidating Income Statement - Part 2
Year Ended December 31, 1995

                                                       LG&E      LG&E
                                                      Power     Power      LG&E
                                                      Oper-  Develop-  Power 15
                                           Totals    ations      ment      Inc.
REVENUES:
Electric utility                                0         0         0
Refund - Trimble Co settlement                  0         0         0
Gas utility                                     0         0         0
Non-utility                                44,836     2,690    42,146
  Total revenues                           44,836     2,690    42,146         0

COST OF REVENUES:
Fuel and power purchased                        0         0         0
Gas supply expenses                             0         0         0
Non-utility                               (47,386)   (1,872)  (45,514)
  Total cost of revenues                  (47,386)   (1,872)  (45,514)        0

Gross profit                               (2,550)      818    (3,368)        0

OPERATING EXPENSES:
Operation and maintenance:
  Utility                                       0         0         0
  Non-utility                              (2,470)   (1,378)   (1,024)      (68)
Depreciation and amortization                (441)     (405)      (36)
  Total operating expenses                 (2,911)   (1,783)   (1,060)      (68)

Equity in earnings                         27,808    26,406         0     1,402

OPERATING INCOME                           22,347    25,441    (4,428)    1,334

Interco chargebacks                             0         0         0

Other income and deductions                   216       207        (1)       10
Interco int income (expense)                    0         0         0
Interest charges                                0         0         0

INCOME BEFORE INCOME TAXES                 22,563    25,648    (4,429)    1,344

Income taxes                               (7,810)   (9,076)    1,819      (553)

NET INCOME BEFORE PFD DIVIDENDS            14,753    16,572    (2,610)      791


LG&E POWER INC.                                                       Exhibit A
Consol'g Income Stmt - Part 2 (cont.)
Year Ended December 31, 1995

                                                       LG&E      LG&E
                                                      Power     Power      LG&E
                                                      Oper-  Develop-  Power 15
                                           Totals    ations      ment      Inc.
NET INCOME BEFORE PFD DIVIDENDS            14,753    16,572    (2,610)      791

Preferred dividends                             0         0         0

NET INCOME AVAILABLE FOR COMMON            14,753    16,572    (2,610)      791


LG&E POWER INC.                                                       Exhibit A
Consolidating Statement of
  Retained Earnings - Part 2
Year Ended December 31, 1995

                                                       LG&E      LG&E
                                                      Power     Power      LG&E
                                                      Oper-  Develop-  Power 15
                                           Totals    ations      ment      Inc.
Beginning retained earnings                 9,522    13,166    (3,933)      289

Net income                                 14,753    16,572    (2,610)      791

Dividends                                       0         0         0

Other                                           0         0         0

Ending retained earnings                   24,275    29,738    (6,543)    1,080


LG&E POWER DEVELOPMENT                                                Exhibit A
Consolidating Balance Sheet
ASSETS
December 31, 1995
                                                                          (EWG)
                                                                 LG&E      LG&E
                                                                Power     Power
                                                             Develop-   Market-
                                           Totals     Adj's      ment   ing Inc
UTILITY PLANT:
Electric                                        0
Gas                                             0
Common                                          0
  Original cost                                 0         0         0         0
Acc depreciation                                0
  Net utility plant                             0         0         0         0
Construction in progress                        0
  Net utility plant                             0         0         0         0

OTHER PROPERTY AND INVESTMENTS:
Investments in affiliates                       0
Investments in subsidiaries                 2,695                         2,695
Non-utility property and plant, net         1,577                  86     1,491
Other                                           0
  Total other prop and investments          4,272         0        86     4,186

CURRENT ASSETS:
Cash and temporary investments             (1,333)             (1,333)
Marketable securities                           0
Accounts receivable (net)                   8,948               3,269     5,679
Materials and supplies:
  Fuel                                          0
  Gas stored underground                        0
  Other                                         0
Prepayments and other                         120                   1       119
  Total current assets                      7,735         0     1,937     5,798

DEFERRED DEBITS:
Unamortized debt expense                        0
Regulatory assets                               0
Goodwill, net                                   0
Other                                          11                  10         1
  Total deferred debits                        11         0        10         1
    Total assets                           12,018         0     2,033     9,985


LG&E POWER DEVELOPMENT                                                Exhibit A
Consolidating Balance Sheet
CAPITAL AND LIABILITIES
December 31, 1995
                                                                          (EWG)
                                                                 LG&E      LG&E
                                                                Power     Power
                                                             Develop-   Market-
                                           Totals     Adj's      ment   ing Inc
CAPITALIZATION:
Common stock                                    0
Common stock expense                            0
Additional paid-in capital                  2,695                         2,695
Unreal loss on marketable securities            0
Retained earnings                          (6,543)             (6,231)     (312)
  Total common equity                      (3,848)        0    (6,231)    2,383

Cumulative preferred stock                      0

Long-term debt:
  First mortgage bonds                          0
  Unamortized premium                           0
    Total debt                                  0         0         0         0
      Total capitalization                 (3,848)        0    (6,231)    2,383

CURRENT LIABILITIES:
Long-term debt due w/in 1 year                  0
Notes payable                                   0
Accounts payable                            7,681               2,015     5,666
Dividends payable                               0
Accrued taxes                              (3,221)             (3,000)     (221)
Accrued interest                                0
Trimble County settlement                       0
Intercompany accounts                      11,567               9,410     2,157
Other                                         433                 433
  Total current liabilities                16,460         0     8,858     7,602

DEFERRED CREDITS:
Accum deferred income taxes                (2,287)             (2,287)
ITC, in process of amortization                 0
Acc prov for pensions                           0
Cust advances for construction                  0
Regulatory liability                            0
Other                                       1,693               1,693
  Total deferred credits                     (594)        0      (594)        0
    Total capital and liabilities          12,018         0     2,033     9,985


LG&E POWER DEVELOPMENT                                                Exhibit A
Consolidating Income Statement
Year Ended December 31, 1995
                                                                          (EWG)
                                                                 LG&E      LG&E
                                                                Power     Power
                                                             Develop-   Market-
                                           Totals     Adj's      ment   ing Inc
REVENUES:
Electric utility                                0
Refund - Trimble Co settlement                  0
Gas utility                                     0
Non-utility                                42,146               1,849    40,297
  Total revenues                           42,146         0     1,849    40,297

COST OF REVENUES:
Fuel and power purchased                        0
Gas supply expenses                             0
Non-utility                               (45,514)             (5,705)  (39,809)
  Total cost of revenues                  (45,514)        0    (5,705)  (39,809)

Gross profit                               (3,368)        0    (3,856)      488

OPERATING EXPENSES:
Operation and maintenance:
  Utility                                       0
  Non-utility                              (1,024)               (417)     (607)
Depreciation and amortization                 (36)                (36)
  Total operating expenses                 (1,060)        0      (453)     (607)

Equity in earnings                              0

OPERATING INCOME                           (4,428)        0    (4,309)     (119)

Interco chargebacks                             0

Other income and deductions                    (1)                           (1)
Interco int income (expense)                    0
Interest charges                                0

INCOME BEFORE INCOME TAXES                 (4,429)        0    (4,309)     (120)

Income taxes                                1,819               1,770        49

NET INCOME BEFORE PFD DIVIDENDS            (2,610)        0    (2,539)      (71)


LG&E POWER DEVELOPMENT                                                Exhibit A
Consolidating Income Stmt (cont.)
Year Ended December 31, 1995
                                                                          (EWG)
                                                                 LG&E      LG&E
                                                                Power     Power
                                                             Develop-   Market-
                                           Totals     Adj's      ment   ing Inc
NET INCOME BEFORE PFD DIVIDENDS            (2,610)        0    (2,539)      (71)

Preferred dividends                             0                   0

NET INCOME AVAILABLE FOR COMMON            (2,610)        0    (2,539)      (71)


LG&E POWER DEVELOPMENT                                                Exhibit A
Consolidating Statement of
  Retained Earnings
Year Ended December 31, 1995
                                                                          (EWG)
                                                                 LG&E      LG&E
                                                                Power     Power
                                                             Develop-   Market-
                                           Totals     Adj's      ment   ing Inc
Beginning retained earnings                (3,933)             (3,692)     (241)

Net income                                 (2,610)        0    (2,539)      (71)

Dividends                                       0

Other                                           0

Ending retained earnings                   (6,543)        0    (6,231)     (312)


LG&E POWER ENGINEERS & CONSTRUCTORS                                             Exhibit A
Consolidating Balance Sheet
ASSETS
December 31, 1995

                                                                 LG&E      LG&E
                                                                Power     Power    Ultra-
                                                               Engr &     Const    Clean,
                                           Totals     Adj's     Const      Inc.      Inc.
UTILITY PLANT:
Electric                                        0
Gas                                             0
Common                                          0
  Original cost                                 0         0         0         0         0
Acc depreciation                                0
  Net utility plant                             0         0         0         0         0
Construction in progress                        0
  Net utility plant                             0         0         0         0         0

OTHER PROPERTY AND INVESTMENTS:
Investments in affiliates                       0
Investments in subsidiaries                     0        (3)        3
Non-utility property and plant, net            88                  85         3
Other                                           0
  Total other prop and investments             88        (3)       88         3         0

CURRENT ASSETS:
Cash and temporary investments                169                 146        23
Marketable securities                           0
Accounts receivable (net)                   1,356               1,164       192
Materials and supplies:
  Fuel                                          0
  Gas stored underground                        0
  Other                                         0
Prepayments and other                         750                 750
  Total current assets                      2,275         0     2,060       215         0

DEFERRED DEBITS:
Unamortized debt expense                        0
Regulatory assets                               0
Goodwill, net                                   0
Other                                           0
  Total deferred debits                         0         0         0         0         0
    Total assets                            2,363        (3)    2,148       218         0


LG&E POWER ENGINEERS & CONSTRUCTORS                                             Exhibit A
Consolidating Balance Sheet
CAPITAL AND LIABILITIES
December 31, 1995

                                                                 LG&E      LG&E
                                                                Power     Power    Ultra-
                                                               Engr &     Const    Clean,
                                           Totals     Adj's     Const      Inc.      Inc.
CAPITALIZATION:
Common stock                                  112        (3)      113         2
Common stock expense                            0
Additional paid-in capital                      0
Unreal loss on marketable securities            0
Retained earnings                          10,949               2,362     8,574        13
  Total common equity                      11,061        (3)    2,475     8,576        13

Cumulative preferred stock                      0

Long-term debt:
  First mortgage bonds                          0
  Unamortized premium                           0
    Total debt                                  0         0         0         0         0
      Total capitalization                 11,061        (3)    2,475     8,576        13

CURRENT LIABILITIES:
Long-term debt due w/in 1 year                  0
Notes payable                                   0
Accounts payable                            1,372               1,265       107
Dividends payable                               0
Accrued taxes                              13,044               7,411     5,634        (1)
Accrued interest                                0
Trimble County settlement                       0
Intercompany accounts                     (52,154)            (27,172)  (24,970)      (12)
Other                                       2,371               1,801       570
  Total current liabilities               (35,367)        0   (16,695)  (18,659)      (13)

DEFERRED CREDITS:
Accum deferred income taxes               (10,287)             (5,489)   (4,798)
ITC, in process of amortization                 0
Acc prov for pensions                           0
Cust advances for construction                  0
Regulatory liability                            0
Other                                      36,956              21,857    15,099
  Total deferred credits                   26,669         0    16,368    10,301         0
    Total capital and liabilities           2,363        (3)    2,148       218         0


LG&E POWER ENGINEERS & CONSTRUCTORS                                             Exhibit A
Consolidating Income Statement
Year Ended December 31, 1995

                                                                 LG&E      LG&E
                                                                Power     Power    Ultra-
                                                               Engr &     Const    Clean,
                                           Totals     Adj's     Const      Inc.      Inc.
REVENUES:
Electric utility                                0
Refund - Trimble Co settlement                  0
Gas utility                                     0
Non-utility                                11,086    (4,634)   10,652     5,068
  Total revenues                           11,086    (4,634)   10,652     5,068         0

COST OF REVENUES:
Fuel and power purchased                        0
Gas supply expenses                             0
Non-utility                                (7,318)    4,634    (8,655)   (3,297)
  Total cost of revenues                   (7,318)    4,634    (8,655)   (3,297)        0

Gross profit                                3,768         0     1,997     1,771         0

OPERATING EXPENSES:
Operation and maintenance:
  Utility                                       0
  Non-utility                              (4,490)             (3,734)     (756)
Depreciation and amortization                 (86)                (58)      (28)
  Total operating expenses                 (4,576)        0    (3,792)     (784)        0

Equity in earnings                              0

OPERATING INCOME                             (808)        0    (1,795)      987         0

Interco chargebacks                             0

Other income and deductions                   187                  68       119
Interco int income (expense)                    0
Interest charges                                0

INCOME BEFORE INCOME TAXES                   (621)        0    (1,727)    1,106         0

Income taxes                                  248                 708      (460)

NET INCOME BEFORE PFD DIVIDENDS              (373)        0    (1,019)      646         0


LG&E POWER ENGINEERS & CONSTRUCTORS                                             Exhibit A
Consolidating Income Stmt (cont.)
Year Ended December 31, 1995

                                                                 LG&E      LG&E
                                                                Power     Power    Ultra-
                                                               Engr &     Const    Clean,
                                           Totals     Adj's     Const      Inc.      Inc.
NET INCOME BEFORE PFD DIVIDENDS              (373)        0    (1,019)      646         0

Preferred dividends                             0

NET INCOME AVAILABLE FOR COMMON              (373)        0    (1,019)      646         0


LG&E POWER ENGINEERS & CONSTRUCTORS                                             Exhibit A
Consolidating Statement of
  Retained Earnings
Year Ended December 31, 1995

                                                                 LG&E      LG&E
                                                                Power     Power    Ultra-
                                                               Engr &     Const    Clean,
                                           Totals     Adj's     Const      Inc.      Inc.
Beginning retained earnings                11,322               3,381     7,928        13

Net income                                   (373)        0    (1,019)      646         0

Dividends                                       0

Other                                           0

Ending retained earnings                   10,949         0     2,362     8,574        13


LG&E POWER OPERATIONS                                                                                         Exhibit A
Consolidating Balance Sheet - Part 1
ASSETS
December 31, 1995

                                                                 LG&E                         (EWG)
                                                                Power      LG&E      LG&E      LG&E    Totals    Totals
                                                                Oper-   Power 5   Power 6  Power 11      From      From
                                           Totals     Adj's    ations      Inc.      Inc.      Inc.    Part 2    Part 3
UTILITY PLANT:
Electric                                        0                                                           0         0
Gas                                             0                                                           0         0
Common                                          0                                                           0         0
  Original cost                                 0         0         0         0         0         0         0         0
Acc depreciation                                0                                                           0         0
  Net utility plant                             0         0         0         0         0         0         0         0
Construction in progress                        0                                                           0         0
  Net utility plant                             0         0         0         0         0         0         0         0

OTHER PROPERTY AND INVESTMENTS:
Investments in affiliates                  90,545                           (92)      (91)   12,497    38,474    39,757
Investments in subsidiaries                 2,696    (6,514)    9,210                                       0         0
Non-utility property and plant, net             8                   8                                       0         0
Other                                           0                                                           0         0
  Total other prop and investments         93,249    (6,514)    9,218       (92)      (91)   12,497    38,474    39,757

CURRENT ASSETS:
Cash and temporary investments                (24)                (24)                                      0         0
Marketable securities                           0                                                           0         0
Accounts receivable (net)                     785                 785                                       0         0
Materials and supplies:
  Fuel                                          0                                                           0         0
  Gas stored underground                        0                                                           0         0
  Other                                         0                                                           0         0
Prepayments and other                           1                   1                                       0         0
  Total current assets                        762         0       762         0         0         0         0         0

DEFERRED DEBITS:
Unamortized debt expense                        0                                                           0         0
Regulatory assets                               0                                                           0         0
Goodwill, net                              14,479              14,479                                       0         0
Other                                           0                                                           0         0
  Total deferred debits                    14,479         0    14,479         0         0         0         0         0
    Total assets                          108,490    (6,514)   24,459       (92)      (91)   12,497    38,474    39,757


LG&E POWER OPERATIONS                                                                                         Exhibit A
Consolidating Balance Sheet - Part 1
CAPITAL AND LIABILITIES
December 31, 1995

                                                                 LG&E                         (EWG)
                                                                Power      LG&E      LG&E      LG&E    Totals    Totals
                                                                Oper-   Power 5   Power 6  Power 11      From      From
                                           Totals     Adj's    ations      Inc.      Inc.      Inc.    Part 2    Part 3
CAPITALIZATION:
Common stock                                    4        (5)        3         3         3                   0         0
Common stock expense                            0                                                           0         0
Additional paid-in capital                  9,205    (6,509)    9,205                                       0     6,509
Unreal loss on marketable securities            0                                                           0         0
Retained earnings                          29,738                (831)    4,740     4,790     1,685     9,358     9,996
  Total common equity                      38,947    (6,514)    8,377     4,743     4,793     1,685     9,358    16,505

Cumulative preferred stock                      0                                                           0         0

Long-term debt:
  First mortgage bonds                          0                                                           0         0
  Unamortized premium                           0                                                           0         0
    Total debt                                  0         0         0         0         0         0         0         0
      Total capitalization                 38,947    (6,514)    8,377     4,743     4,793     1,685     9,358    16,505

CURRENT LIABILITIES:
Long-term debt due w/in 1 year                  0                                                           0         0
Notes payable                                   0                                                           0         0
Accounts payable                              135                 135                                       0         0
Dividends payable                               0                                                           0         0
Accrued taxes                               2,230                (463)    5,636     5,742      (709)   (7,097)     (879)
Accrued interest                                0                                                           0         0
Trimble County settlement                       0                                                           0         0
Intercompany accounts                      49,637              16,156    (8,815)   (8,877)    8,649    25,999    16,525
Other                                         129                 129                                       0         0
  Total current liabilities                52,131         0    15,957    (3,179)   (3,135)    7,940    18,902    15,646

DEFERRED CREDITS:
Accum deferred income taxes                17,089                (198)   (1,656)   (1,749)    2,872    10,214     7,606
ITC, in process of amortization                 0                                                           0         0
Acc prov for pensions                           0                                                           0         0
Cust advances for construction                  0                                                           0         0
Regulatory liability                            0                                                           0         0
Other                                         323                 323                                       0         0
  Total deferred credits                   17,412         0       125    (1,656)   (1,749)    2,872    10,214     7,606
    Total capital and liabilities         108,490    (6,514)   24,459       (92)      (91)   12,497    38,474    39,757


LG&E POWER OPERATIONS                                                                                         Exhibit A
Consolidating Income Statement - Part 1
Year Ended December 31, 1995

                                                                 LG&E                         (EWG)
                                                                Power      LG&E      LG&E      LG&E    Totals    Totals
                                                                Oper-   Power 5   Power 6  Power 11      From      From
                                           Totals     Adj's    ations      Inc.      Inc.      Inc.    Part 2    Part 3
REVENUES:
Electric utility                                0                                                           0         0
Refund - Trimble Co settlement                  0                                                           0         0
Gas utility                                     0                                                           0         0
Non-utility                                 2,690               2,556                                       0       134
  Total revenues                            2,690         0     2,556         0         0         0         0       134

COST OF REVENUES:
Fuel and power purchased                        0                                                           0         0
Gas supply expenses                             0                                                           0         0
Non-utility                                (1,872)             (1,872)                                      0         0
  Total cost of revenues                   (1,872)        0    (1,872)        0         0         0         0         0

Gross profit                                  818         0       684         0         0         0         0       134

OPERATING EXPENSES:
Operation and maintenance:
  Utility                                       0                                                           0         0
  Non-utility                              (1,378)             (1,378)                                      2        (2)
Depreciation and amortization                (405)               (405)                                      0         0
  Total operating expenses                 (1,783)        0    (1,783)        0         0         0         2        (2)

Equity in earnings                         26,406                         5,603     5,641     1,150     4,310     9,702

OPERATING INCOME                           25,441         0    (1,099)    5,603     5,641     1,150     4,312     9,834

Interco chargebacks                             0                                                           0         0

Other income and deductions                   207                                                         207         0
Interco int income (expense)                    0                                                           0         0
Interest charges                                0                                                           0         0

INCOME BEFORE INCOME TAXES                 25,648         0    (1,099)    5,603     5,641     1,150     4,519     9,834

Income taxes                               (9,076)                453    (2,325)   (2,341)     (476)     (306)   (4,081)

NET INCOME BEFORE PFD DIVIDENDS            16,572         0      (646)    3,278     3,300       674     4,213     5,753


LG&E POWER OPERATIONS                                                                                         Exhibit A
Consol'g Income Stmt - Part 1 (cont.)
Year Ended December 31, 1995

                                                                 LG&E                         (EWG)
                                                                Power      LG&E      LG&E      LG&E    Totals    Totals
                                                                Oper-   Power 5   Power 6  Power 11      From      From
                                           Totals     Adj's    ations      Inc.      Inc.      Inc.    Part 2    Part 3
NET INCOME BEFORE PFD DIVIDENDS            16,572         0      (646)    3,278     3,300       674     4,213     5,753

Preferred dividends                             0                                                           0         0

NET INCOME AVAILABLE FOR COMMON            16,572         0      (646)    3,278     3,300       674     4,213     5,753


LG&E POWER OPERATIONS                                                                                         Exhibit A
Consolidating Statement of
  Retained Earnings - Part 1
Year Ended December 31, 1995

                                                                 LG&E                         (EWG)
                                                                Power      LG&E      LG&E      LG&E    Totals    Totals
                                                                Oper-   Power 5   Power 6  Power 11      From      From
                                           Totals     Adj's    ations      Inc.      Inc.      Inc.    Part 2    Part 3
Beginning retained earnings                13,166                (185)    1,462     1,490     1,011     5,145     4,243

Net income                                 16,572         0      (646)    3,278     3,300       674     4,213     5,753

Dividends                                       0                                                           0         0

Other                                           0                                                           0         0

Ending retained earnings                   29,738         0      (831)    4,740     4,790     1,685     9,358     9,996


LG&E POWER OPERATIONS                                                                                         Exhibit A
Consolidating Balance Sheet - Part 2
ASSETS
December 31, 1995

                                                      (EWG)                LG&E                                    LG&E
                                                       LG&E      LG&E  Power 21      LG&E      LG&E      LG&E  Power 31
                                                   Power 12  Power 21      Wind  Power 29  Power 30  Power 31      Wind
                                           Totals      Inc.      Inc.      Inc.      Inc.      Inc.      Inc.      Inc.
UTILITY PLANT:
Electric                                        0
Gas                                             0
Common                                          0
  Original cost                                 0         0         0         0         0         0         0         0
Acc depreciation                                0
  Net utility plant                             0         0         0         0         0         0         0         0
Construction in progress                        0
  Net utility plant                             0         0         0         0         0         0         0         0

OTHER PROPERTY AND INVESTMENTS:
Investments in affiliates                  38,474    10,388       450    22,158                            53     5,425
Investments in subsidiaries                     0
Non-utility property and plant, net             0
Other                                           0
  Total other prop and investments         38,474    10,388       450    22,158         0         0        53     5,425

CURRENT ASSETS:
Cash and temporary investments                  0
Marketable securities                           0
Accounts receivable (net)                       0
Materials and supplies:
  Fuel                                          0
  Gas stored underground                        0
  Other                                         0
Prepayments and other                           0
  Total current assets                          0         0         0         0         0         0         0         0

DEFERRED DEBITS:
Unamortized debt expense                        0
Regulatory assets                               0
Goodwill, net                                   0
Other                                           0
  Total deferred debits                         0         0         0         0         0         0         0         0
    Total assets                           38,474    10,388       450    22,158         0         0        53     5,425


LG&E POWER OPERATIONS                                                                                         Exhibit A
Consolidating Balance Sheet - Part 2
CAPITAL AND LIABILITIES
December 31, 1995

                                                      (EWG)                LG&E                                    LG&E
                                                       LG&E      LG&E  Power 21      LG&E      LG&E      LG&E  Power 31
                                                   Power 12  Power 21      Wind  Power 29  Power 30  Power 31      Wind
                                           Totals      Inc.      Inc.      Inc.      Inc.      Inc.      Inc.      Inc.
CAPITALIZATION:
Common stock                                    0
Common stock expense                            0
Additional paid-in capital                      0
Unreal loss on marketable securities            0
Retained earnings                           9,358     4,295        94     4,639       158                  12       160
  Total common equity                       9,358     4,295        94     4,639       158         0        12       160

Cumulative preferred stock                      0

Long-term debt:
  First mortgage bonds                          0
  Unamortized premium                           0
    Total debt                                  0         0         0         0         0         0         0         0
      Total capitalization                  9,358     4,295        94     4,639       158         0        12       160

CURRENT LIABILITIES:
Long-term debt due w/in 1 year                  0
Notes payable                                   0
Accounts payable                                0
Dividends payable                               0
Accrued taxes                              (7,097)      614      (182)   (6,585)       17                 (14)     (947)
Accrued interest                                0
Trimble County settlement                       0
Intercompany accounts                      25,999     2,560       365    17,960      (269)                 37     5,346
Other                                           0
  Total current liabilities                18,902     3,174       183    11,375      (252)        0        23     4,399

DEFERRED CREDITS:
Accum deferred income taxes                10,214     2,919       173     6,144        94                  18       866
ITC, in process of amortization                 0
Acc prov for pensions                           0
Cust advances for construction                  0
Regulatory liability                            0
Other                                           0
  Total deferred credits                   10,214     2,919       173     6,144        94         0        18       866
    Total capital and liabilities          38,474    10,388       450    22,158         0         0        53     5,425


LG&E POWER OPERATIONS                                                                                         Exhibit A
Consolidating Income Statement - Part 2
Year Ended December 31, 1995

                                                      (EWG)                LG&E                                    LG&E
                                                       LG&E      LG&E  Power 21      LG&E      LG&E      LG&E  Power 31
                                                   Power 12  Power 21      Wind  Power 29  Power 30  Power 31      Wind
                                           Totals      Inc.      Inc.      Inc.      Inc.      Inc.      Inc.      Inc.
REVENUES:
Electric utility                                0
Refund - Trimble Co settlement                  0
Gas utility                                     0
Non-utility                                     0
  Total revenues                                0         0         0         0         0         0         0         0

COST OF REVENUES:
Fuel and power purchased                        0
Gas supply expenses                             0
Non-utility                                     0
  Total cost of revenues                        0         0         0         0         0         0         0         0

Gross profit                                    0         0         0         0         0         0         0         0

OPERATING EXPENSES:
Operation and maintenance:
  Utility                                       0
  Non-utility                                   2                   1                                       1
Depreciation and amortization                   0
  Total operating expenses                      2         0         1         0         0         0         1         0

Equity in earnings                          4,310     2,489        37     1,886                            (3)      (99)

OPERATING INCOME                            4,312     2,489        38     1,886         0         0        (2)      (99)

Interco chargebacks                             0

Other income and deductions                   207                            11                            18       178
Interco int income (expense)                    0
Interest charges                                0

INCOME BEFORE INCOME TAXES                  4,519     2,489        38     1,897         0         0        16        79

Income taxes                                 (306)   (1,033)       13       637                            (4)       81

NET INCOME BEFORE PFD DIVIDENDS             4,213     1,456        51     2,534         0         0        12       160


LG&E POWER OPERATIONS                                                                                         Exhibit A
Consol'g Income Stmt - Part 2 (cont.)
Year Ended December 31, 1995

                                                      (EWG)                LG&E                                    LG&E
                                                       LG&E      LG&E  Power 21      LG&E      LG&E      LG&E  Power 31
                                                   Power 12  Power 21      Wind  Power 29  Power 30  Power 31      Wind
                                           Totals      Inc.      Inc.      Inc.      Inc.      Inc.      Inc.      Inc.
NET INCOME BEFORE PFD DIVIDENDS             4,213     1,456        51     2,534         0         0        12       160

Preferred dividends                             0

NET INCOME AVAILABLE FOR COMMON             4,213     1,456        51     2,534         0         0        12       160


LG&E POWER OPERATIONS                                                                                         Exhibit A
Consolidating Statement of
  Retained Earnings - Part 2
Year Ended December 31, 1995

                                                      (EWG)                LG&E                                    LG&E
                                                       LG&E      LG&E  Power 21      LG&E      LG&E      LG&E  Power 31
                                                   Power 12  Power 21      Wind  Power 29  Power 30  Power 31      Wind
                                           Totals      Inc.      Inc.      Inc.      Inc.      Inc.      Inc.      Inc.
Beginning retained earnings                 5,145     2,839        43     2,105       158

Net income                                  4,213     1,456        51     2,534         0         0        12       160

Dividends                                       0

Other                                           0

Ending retained earnings                    9,358     4,295        94     4,639       158         0        12       160


LG&E POWER OPERATIONS                                                                                         Exhibit A
Consolidating Balance Sheet - Part 3
ASSETS
December 31, 1995
                                                                (EWG)     (EWG)     (EWG)                         (EWG)
                                                      (EWG)      LG&E      LG&E      LG&E      LG&E     (EWG)      LG&E
                                                       LG&E    South-     Alta-     Hope-      Erie      LG&E     Power
                                                   Power 13    ampton     vista      well  Partners  Power 16   Roanoke
                                           Totals      Inc.      Inc.      Inc.      Inc.      Inc.      Inc.      Inc.
UTILITY PLANT:
Electric                                        0
Gas                                             0
Common                                          0
  Original cost                                 0         0         0         0         0         0         0         0
Acc depreciation                                0
  Net utility plant                             0         0         0         0         0         0         0         0
Construction in progress                        0
  Net utility plant                             0         0         0         0         0         0         0         0

OTHER PROPERTY AND INVESTMENTS:
Investments in affiliates                  39,757     9,551       813       622       523                 282    27,966
Investments in subsidiaries                     0
Non-utility property and plant, net             0
Other                                           0
  Total other prop and investments         39,757     9,551       813       622       523         0       282    27,966

CURRENT ASSETS:
Cash and temporary investments                  0
Marketable securities                           0
Accounts receivable (net)                       0
Materials and supplies:
  Fuel                                          0
  Gas stored underground                        0
  Other                                         0
Prepayments and other                           0
  Total current assets                          0         0         0         0         0         0         0         0

DEFERRED DEBITS:
Unamortized debt expense                        0
Regulatory assets                               0
Goodwill, net                                   0
Other                                           0
  Total deferred debits                         0         0         0         0         0         0         0         0
    Total assets                           39,757     9,551       813       622       523         0       282    27,966


LG&E POWER OPERATIONS                                                                                         Exhibit A
Consolidating Balance Sheet - Part 3
CAPITAL AND LIABILITIES
December 31, 1995
                                                                (EWG)     (EWG)     (EWG)                         (EWG)
                                                      (EWG)      LG&E      LG&E      LG&E      LG&E     (EWG)      LG&E
                                                       LG&E    South-     Alta-     Hope-      Erie      LG&E     Power
                                                   Power 13    ampton     vista      well  Partners  Power 16   Roanoke
                                           Totals      Inc.      Inc.      Inc.      Inc.      Inc.      Inc.      Inc.
CAPITALIZATION:
Common stock                                    0
Common stock expense                            0
Additional paid-in capital                  6,509                                                          65     6,444
Unreal loss on marketable securities            0
Retained earnings                           9,996     3,958       697     1,137       793      (860)       46     4,225
  Total common equity                      16,505     3,958       697     1,137       793      (860)      111    10,669

Cumulative preferred stock                      0

Long-term debt:
  First mortgage bonds                          0
  Unamortized premium                           0
    Total debt                                  0         0         0         0         0         0         0         0
      Total capitalization                 16,505     3,958       697     1,137       793      (860)      111    10,669

CURRENT LIABILITIES:
Long-term debt due w/in 1 year                  0
Notes payable                                   0
Accounts payable                                0
Dividends payable                               0
Accrued taxes                                (879)      765       (49)       97       114       126       (17)   (1,915)
Accrued interest                                0
Trimble County settlement                       0
Intercompany accounts                      16,525     2,309      (149)     (926)     (656)    1,470       139    14,338
Other                                           0
  Total current liabilities                15,646     3,074      (198)     (829)     (542)    1,596       122    12,423

DEFERRED CREDITS:
Accum deferred income taxes                 7,606     2,519       314       314       272      (736)       49     4,874
ITC, in process of amortization                 0
Acc prov for pensions                           0
Cust advances for construction                  0
Regulatory liability                            0
Other                                           0
  Total deferred credits                    7,606     2,519       314       314       272      (736)       49     4,874
    Total capital and liabilities          39,757     9,551       813       622       523         0       282    27,966


LG&E POWER OPERATIONS                                                                                         Exhibit A
Consolidating Income Statement - Part 3
Year Ended December 31, 1995
                                                                (EWG)     (EWG)     (EWG)                         (EWG)
                                                      (EWG)      LG&E      LG&E      LG&E      LG&E     (EWG)      LG&E
                                                       LG&E    South-     Alta-     Hope-      Erie      LG&E     Power
                                                   Power 13    ampton     vista      well  Partners  Power 16   Roanoke
                                           Totals      Inc.      Inc.      Inc.      Inc.      Inc.      Inc.      Inc.
REVENUES:
Electric utility                                0
Refund - Trimble Co settlement                  0
Gas utility                                     0
Non-utility                                   134                  45        45        44
  Total revenues                              134         0        45        45        44         0         0         0

COST OF REVENUES:
Fuel and power purchased                        0
Gas supply expenses                             0
Non-utility                                     0
  Total cost of revenues                        0         0         0         0         0         0         0         0

Gross profit                                  134         0        45        45        44         0         0         0

OPERATING EXPENSES:
Operation and maintenance:
  Utility                                       0
  Non-utility                                  (2)                                                         (2)
Depreciation and amortization                   0
  Total operating expenses                     (2)        0         0         0         0         0        (2)        0

Equity in earnings                          9,702     2,431       110       255       251                  67     6,588

OPERATING INCOME                            9,834     2,431       155       300       295         0        65     6,588

Interco chargebacks                             0

Other income and deductions                     0
Interco int income (expense)                    0
Interest charges                                0

INCOME BEFORE INCOME TAXES                  9,834     2,431       155       300       295         0        65     6,588

Income taxes                               (4,081)   (1,009)      (64)     (125)     (122)                (27)   (2,734)

NET INCOME BEFORE PFD DIVIDENDS             5,753     1,422        91       175       173         0        38     3,854


LG&E POWER OPERATIONS                                                                                         Exhibit A
Consol'g Income Stmt - Part 3 (cont.)
Year Ended December 31, 1995
                                                                (EWG)     (EWG)     (EWG)                         (EWG)
                                                      (EWG)      LG&E      LG&E      LG&E      LG&E     (EWG)      LG&E
                                                       LG&E    South-     Alta-     Hope-      Erie      LG&E     Power
                                                   Power 13    ampton     vista      well  Partners  Power 16   Roanoke
                                           Totals      Inc.      Inc.      Inc.      Inc.      Inc.      Inc.      Inc.
NET INCOME BEFORE PFD DIVIDENDS             5,753     1,422        91       175       173         0        38     3,854

Preferred dividends                             0

NET INCOME AVAILABLE FOR COMMON             5,753     1,422        91       175       173         0        38     3,854


LG&E POWER OPERATIONS                                                                                         Exhibit A
Consolidating Statement of
  Retained Earnings - Part 3
Year Ended December 31, 1995
                                                                (EWG)     (EWG)     (EWG)                         (EWG)
                                                      (EWG)      LG&E      LG&E      LG&E      LG&E     (EWG)      LG&E
                                                       LG&E    South-     Alta-     Hope-      Erie      LG&E     Power
                                                   Power 13    ampton     vista      well  Partners  Power 16   Roanoke
                                           Totals      Inc.      Inc.      Inc.      Inc.      Inc.      Inc.      Inc.
Beginning retained earnings                 4,243     2,536       606       962       620      (860)        8       371

Net income                                  5,753     1,422        91       175       173         0        38     3,854

Dividends                                       0

Other                                           0

Ending retained earnings                    9,996     3,958       697     1,137       793      (860)       46     4,225


LG&E ENERGY CORP.                                                                                             Exhibit A
Equity-Method Investees
  and Owners - Part 1
December 31, 1995
Equity-Method Investee                   Babcock-  Babcock-             San Mi-      LG&E      LG&E      LG&E      LG&E
                                          U'power    Ultra-      K.W.   guel De     West-     West-     West-     West-
                                             West     power   Tarifa,  Tucuman,  moreland  moreland  moreland  moreland
                                          Enfield Jonesboro      S.A.      S.A.  Ren'laer Altavista Altavista  Hopewell

Owner                                                            LG&E      LG&E                          LG&E
                                             LG&E      LG&E     Power Power Ar-      LG&E      LG&E     Alta-      LG&E
                                          Power 5   Power 6     Spain   gentina  Power 15  Power 12     vista  Power 13
                                             Inc.      Inc.      Inc.   I, Inc.      Inc.      Inc.      Inc.      Inc.
Ownership interest                             17%       17%       44%       33%       50%       45%        5%       45%

Ownership interest in $000s:
  Assets                                      180       256     4,010    18,822    54,784    42,404     4,712    43,025
  Revenue                                   1,581     1,573       191         0    18,250    10,175     1,131    10,082
  Net income (loss)                         6,479     6,050       (70)        0     1,511     2,642       294     2,537

Amounts equal totals reported by investees times ownership interest percents.


LG&E ENERGY CORP.                                                                                             Exhibit A
Equity-Method Investees
  and Owners - Part 2
December 31, 1995
Equity-Method Investee                       LG&E      LG&E      LG&E     Wind-     Wind-     West-     West-     Wind-
                                            West-     West-     West-     power     power  moreland  moreland     power
                                         moreland  moreland  moreland  Partners  Partners    - LG&E    - LG&E  Partners
                                         Hopewell S'hampton S'hampton      1993      1993  Partners  Partners      1994

Owner                                        LG&E                LG&E                LG&E      LG&E
                                            Hope-      LG&E    South-      LG&E  Power 21     Power      LG&E      LG&E
                                             well  Power 11    ampton  Power 21      Wind   Roanoke  Power 16  Power 31
                                             Inc.      Inc.      Inc.      Inc.      Inc.      Inc.      Inc.      Inc.
Ownership interest                              5%       45%        5%        1%       49%       49%        1%        1%

Ownership interest in $000s:
  Assets                                    4,781    43,750     4,861       807    39,528   184,176     3,759       470
  Revenue                                   1,120    10,284     1,143       146     7,130    45,116       921        14
  Net income (loss)                           282     1,343       149        39     1,915     6,899       141        (3)

Amounts equal totals reported by investees times ownership interest percents.


LG&E ENERGY CORP.                                           Exhibit A
Equity-Method Investees
  and Owners - Part 3
December 31, 1995
Equity-Method Investee                                Wind-
                                                      power  UC Oper-
                                                   Partners     ating
                                                       1994  Services

Owner                                                  LG&E      LG&E
                                                   Power 31     Power
                                                       Wind      Oper
                                                       Inc.  Services
Ownership interest                                       24%       50%

Ownership interest in $000s:
  Assets                                             11,292         0
  Revenue                                               346    11,547
  Net income (loss)                                     (76)    3,278

Amounts equal totals reported by investees times ownership interest percents.


LG&E ENERGY CORP.                                                     Exhibit B
Financial Data Schedule
December 31, 1995


The information required by Exhibit B is presented below. This information is also included in Exhibit 27.

Total assets                                                          2,628,920

Total operating revenues                                              1,374,680

Net income                                                               82,830


LG&E POWER MARKETING INC.                                             Exhibit C
System Affiliation
December 31, 1995


                              LG&E Energy Corp.
                              (Kentucky corporation)
                                      |
     ---------------------------------|
    |                                 |
Louisville Gas and            LG&E Energy Systems Inc.
Electric Company              (Kentucky corporation)
(Kentucky corporation)                |
                                      |
                              LG&E Power Inc.
                              (Delaware corporation)
                                      |
               -----------------------|----------------------
              |                                             |
LG&E Power Operations Inc.                        LG&E Power Development Inc.
(California corporation)                          (California corporation)
              |                                             |
             50%                                            |
              |                                   LG&E Power Marketing Inc.
              |                                   (California corporation)
              |                                             |
              |                                             50%
               -------------- LG&E Power 15 Incorporated ----
                              (California corporation)
                                      |
                                    50%
                                      |
                              LG&E-Westmoreland Rensselaer
                              (California general partnership)


LG&E POWER GENERATION, L.P.                                           Exhibit C
System Affiliation
December 31, 1995


                              LG&E Energy Corp.
                              (Kentucky corporation)
                                      |
     ---------------------------------|
    |                                 |
Louisville Gas and            LG&E Energy Systems Inc.
Electric Company              (Kentucky corporation)
(Kentucky corporation)                |
                                      |
                              LG&E Power Inc.
                              (Delaware corporation)
                                      |
                                      |
                              LG&E Power Operations Inc.
                              (California corporation)
                                      |
               -----------------------|--------------------------
              |                                                 |
          LG&E Power 23                           LG&E Power Generation
          Incorporated                            Limited Inc.
          (California corporation)                (California corporation)
          (Dissolved)                             (Dissolved)
              |                                                 |
               -----------------------|--------------------------
                                      |
                              LG&E Power Generation, L.P.
                              (California limited partnership)
                              (To be dissolved)


WESTMORELAND - LG&E PARTNERS                                          Exhibit C
System Affiliation
December 31, 1995


                              LG&E Energy Corp.
                              (Kentucky corporation)
                                      |
     ---------------------------------|
    |                                 |
Louisville Gas and            LG&E Energy Systems Inc.
Electric Company              (Kentucky corporation)
(Kentucky corporation)                |
                                      |
                              LG&E Power Inc.
                              (Delaware corporation)
                                      |
                                      |
                              LG&E Power Operations Inc.
                              (California corporation)
                                      |
               -----------------------|--------------------------
              |                                                 |
          LG&E Power 16 Incorporated              LG&E Power Roanoke
          (California corporation)                Incorporated
              |                                   (California corporation)
              |                                                 |
             50%                                               50%
              |                                                 |
               -----------------------|--------------------------
                                      |
                              LG&E - Roanoke Valley, L.P.
                              (California limited partnership)
                                      |
                                    50%
                                      |
                              Westmoreland - LG&E Partners
                              (Virginia general partnership)